ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of this 19th day of April, 2016 (the "Effective Date"), is made and entered into by and between GLOBAL MEDICAL REIT, INC., a Maryland corporation ("Nominee"), and PAPER MILL PARTNERS, L.P., a Pennsylvania limited partnership ("Partners") and RIDGEWOOD SURGERY CENTER, L.P., a Pennsylvania limited partnership ("Ridgewood") (Partners and Ridgewood being collectively referred to herein as "Seller(s)").

RECITALS:

A. WHEREAS, Partners owns and operates a 17,000 square foot eye center located at 1802 Papermill Road, Wyomissing, PA 19610 (the "Eye Center") and Ridgewood owns and operates a 6,500 square foot eye surgery center located at 2220 Ridgewood Road, Wyomissing, PA 19610 (the "Surgery Center") , both as set forth on Exhibit A, together with the real property, the improvements and all appurtenances thereto (the Eye Center and Surgery Center being collectively referred to herein as the "Facility(ies)"), which defined term shall include all of the Assets (as defined in Recital B below) applicable to the Facilities).

B. WHEREAS, the parties desire to enter into this Agreement pursuant to which Nominee will purchase, accept and assume from Sellers, and Sellers will sell, convey, transfer and assign to Nominee, the following, hereinafter collectively referred to as the "Assets":

(i) Sellers' good and marketable, valid and insurable fee simple title and all other rights, title and interest of Sellers in and to the parcel(s) of real property on which the Facilities are located, such real property being more particularly described on Exhibit B, attached hereto (the "Real Property");

(ii) Sellers' fee simple title in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Real Property (collectively, the "Improvements");

(iii) all right, title and interest of Sellers in and to any alleys, strips or gores adjoining the Real Property, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Real Property, and any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Real Property by reason of a change of grade thereof, and all other accessions, appurtenant rights, and privileges of Sellers in and to the Real Property and the Improvements;

(iv) all fixtures owned by Sellers located at the Facilities and used in connection with the Facilities (the "Fixtures"); and

(v) all licenses, permits and warranties benefiting the Facilities that are held in Sellers' name.

C. WHEREAS, simultaneously therewith, Nominee and Sellers intend that Nominee will lease (i) the Eye Center to Berks Eye Physicians & Surgeons, Ltd., a Pennsylvania

professional corporation ("Eye Center Tenant") pursuant to a lease in accordance with the terms set forth herein (the "Eye Center Lease"); and (ii) the Surgery Center to Ridgewood Surgery Associates LLC, a Pennsylvania limited liability company ("Surgery Center Tenant") pursuant to a lease in accordance with the terms set forth herein (the "Surgery Center Lease") (the Eye Center Tenant and the Surgery Center Tenant being collectively referred to as the "Tenant(s)" and the Eye Center Lease and the Surgery Center Lease being collectively referred to as the "Facility Lease(s)"). The Facility Leases will be cross defaulted. The Eye Center Lease will be guaranteed by the Surgery Center Tenant and the Surgery Center Lease will be guaranteed by the Eye Center Tenant each pursuant to a written Guaranty (the "Guaranty(ies)").

NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1 Transfer of Assets. For and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, and subject to the terms and conditions herein provided, Sellers shall convey, transfer and assign the Assets to Nominee.

1.2 Closing.

(a) Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder (the "Closing") shall occur on or before 2:00 p.m. CT on the date twenty (20) days after the expiration of the Due Diligence Period (as defined in Section1.7(b) below) (the "Closing Date"). Notwithstanding the foregoing, Nominee shall have the right to extend the Closing Date for up to thirty (30) days upon notice delivered to Sellers prior to the original Closing Date.

(b) On the Closing Date, all documents and other materials required from Sellers under Section 9.1(b) (collectively, the "Seller Documents") and from Nominee under Section 9.1(c) (collectively, the "Nominee Documents") in order to effectuate the consummation of the Closing shall be delivered to the offices of the Nominee, or at such other date, time and place as Nominee may reasonably require taking into account the relative location of any lenders. Notwithstanding the foregoing, (i) Sellers may deliver all of the Seller Documents required hereunder to the Title Company (as defined in Section 4.10(b) below), as escrow agent ("Escrow Agent") or Nominee's counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier, and (ii) Nominee may deliver all of the Nominee Documents required hereunder to Escrow Agent on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier.

1.3 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Assets shall be Nine Million Two Hundred Thousand Six Hundred and No/100 Dollars ($9,200,600.00), allocated as follows:

Eye Center:	$5,993,067.00
Surgery Center:	$3,207,533.00

The Purchase Price shall be subject to the prorations and further adjustments as provided for in this Agreement. At the Closing, the Purchase Price shall be paid in cash, subject to the prorations and further adjustments as provided for in this Agreement, by wire transfer of immediately available federal funds to the Title Company ("Cash Proceeds"), who shall distribute the Cash Proceeds to Sellers in accordance with the Closing Statement.

1.4 Deposit. Within five (5) business days following the Effective Date Nominee will deposit the sum of Fifty Thousand and No/100 Dollars ($50,000.00) (the "Deposit") with the Title Company as provided herein. At Closing, the Deposit shall be applied to the Purchase Price.

1.5 Payment of Purchase Price. At Closing, Nominee shall pay the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Nominee or Sellers as specified in this Agreement, as set forth in Section 1.3 hereof.

1.6 No Assumed Liabilities. At Closing, Nominee shall NOT assume any liabilities or obligations of Sellers whatsoever, fixed or contingent, and prior to, on and after the Closing Date, Sellers shall retain and discharge in the ordinary course all liabilities and obligations of Sellers. Nominee shall not assume any contracts, equipment leases or leases, and Sellers shall remain fully liable for all obligations thereon.

1.7 Due Diligence Period.

(a) Seller and Nominee hereby acknowledge that, as of the Effective Date, Nominee has not yet had an opportunity to conduct due diligence and fully review and evaluate all aspects of this transaction and the condition and suitability of the Assets. In order to enable Nominee to commence its due diligence review in a timely and efficient manner, Sellers agree to deliver to Nominee all items identified on Nominee's preliminary due diligence checklist attached hereto as Exhibit C (the "Preliminary Due Diligence Checklist") on or before the date five (5) Business Days after the Effective Date (the "Diligence Delivery Date"). Nominee may supplement the Preliminary Due Diligence Checklist as Nominee deems appropriate and Seller shall provide the supplemental items to Nominee within five (5) Business Days after written request by Nominee. To the extent Sellers have any of the items on the Preliminary Due Diligence Checklist in electronic format, Sellers shall send true, correct and complete copies of those items to Nominee via the internet. To the extent Sellers have items on the Preliminary Due Diligence Checklist in hardcopy, but not in electronic format, Sellers shall make true, complete and correct copies of those items and deliver them to Nominee via overnight courier. Sellers shall organize all materials in accordance with the Preliminary Due Diligence Checklist and shall identify each item with reference to the number assigned to it on the Preliminary Due Diligence Checklist.

(b) For the period (the "Due Diligence Period") commencing on the Effective Date and continuing until 6:00 p.m. CT on the fortieth (40th) day thereafter, Nominee shall be entitled, on days and times approved by a representative of each Seller, to conduct on-site inspections of the Assets, including, without limitation, the right to enter and inspect all portions of the Real Property and Improvements other than those portions of the Improvements that contain patient medical records or information or, that at the time of the inspection, are occupied by patients, to interview representatives of Tenants and to inspect and audit all of Sellers' books and records relating to the Assets (other than those constituting any type of patient information or data; provided, however, Nominee agrees not to unreasonably interfere with Sellers' and/or Tenants' operations or cause any damage to the Assets. Nominee acknowledges that Tenants have represented and informed Nominee that Tenants must at all times maintain a sterile environment and maintain certain safeguards regarding a sterile operating environment and confidential information, including protected health information ("PHI"), which safeguards are mandated by law, including, without limitation, by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). In the course of inspecting or accessing the Assets, Nominee will comply with any safeguards mandated by HIPAA provided same are disclosed in writing by Tenants to Nominee and any reasonable request made by Tenants and/or Sellers to Nominee with regard to preserving a sterile operating environment and information confidentiality. Nominee shall, at its expense, repair any damage to the Assets caused by Nominee's inspection or testing thereof, and shall indemnify and hold harmless Sellers and Tenants from and against any and all claims, actions, suits, liens, damages, liabilities, losses and expenses or personal injury and/or property damage to the extent attributable to any acts performed in exercising Nominee's rights under this Section 1.7(b). Nominee's indemnification obligations under this section shall survive the Closing and any termination of this Agreement. During the Due Diligence Period, Nominee shall have the right to terminate this Agreement by written notice to Sellers in the event Nominee, in Nominee's sole discretion, is not satisfied with the Assets for any reason, which reason shall not be specified in such notice, provided that such notice is delivered (in accordance with the provisions of this Agreement) to Sellers on or before 6:00 p.m. CT on the last day of the Due Diligence Period. If such notice of termination is so delivered on or before 6:00 p.m. CT on the last day of the Due Diligence Period, then this Agreement shall terminate, the Deposit shall be refunded to Nominee, and the parties shall thereafter be released from all further duties and obligations under this Agreement. If this Agreement is not terminated as set forth in this Section 1.7 or as otherwise provided herein, then this Agreement shall remain in full force and effect, and the Deposit shall become non-refundable, except as otherwise provided herein. At all times until the Closing or termination of this Agreement, Nominee shall maintain a policy of commercial general liability insurance, insuring on an occurrence basis activities on or about any part of the Real Property and Improvements by Nominee and its managers, members, employees, agents and representatives, including contractual liability insurance covering Nominee's indemnification obligations hereunder, with a minimum single limit of Two Million Dollars ($2,000,000), carried under a policy issued by a financially responsible insurance company authorized to do business in the Commonwealth of Pennsylvania, naming Sellers and the Tenants as additional insureds. Nominee shall supply to Sellers a certificate of insurance evidencing the insurance coverage required hereunder prior to entering onto or occupying any portion of the Real Property or Improvements.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Nominee to enter into this Agreement and to consummate the transactions contemplated herein, Sellers represent and warrant the following, each of which warranties and representations is material to and is relied upon by Nominee:

2.1 Organization and Qualification. Each Seller is a limited partnership duly organized and validly existing under the laws of the Commonwealth of Pennsylvania with full power and authority to own assets and to carry on its business as it is now being conducted and to own or lease and operate the Assets it owns or leases as and in the place now owned, leased or operated, and as will be leased pursuant to the Facility Lease, respectively.

2.2 Authority; Binding Effect.

(a) Each Seller and each Tenant has, and at Closing will have, the full and unrestricted right, organizational power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Sellers in connection with such transactions, including, without limitation, the Seller Documents, the Facility Leases and all agreements, instruments and documents being or to be executed and delivered by Sellers and Tenants in connection with the Facility Leases, including, without limitation, the Guaranties (collectively, "Related Documents").

(b) This Agreement and each Related Document, upon due execution and delivery by Sellers and Tenants, will constitute the legal, valid, and binding obligation of Sellers and Tenants, enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Sellers and Tenants have obtained all required organizational approval required for the execution and consummation of this Agreement, the Related Documents and all transactions contemplated hereby and thereby.

2.3 Licenses. Each Facility is currently licensed to operate for the use set forth in Recital A (the "Permitted Use"). Exhibit E sets forth all permits, licenses, Government Program (as defined below) provider agreements and other authorizations issued and required by Governmental Authorities in connection with the ownership, maintenance and operation of the Facilities, including, without limitation, such licenses required for the Permitted Use (collectively, the "Licenses"). The Licenses are in good standing and neither Seller has received written notice that either Seller or Tenant is in violation of any restriction or other rules, regulations, statutes, ordinances or requirements or any judgments, decrees, writs, injunctions or orders of any Governmental Authority in effect as of the date hereof, or as enacted or amended from time to time after the Effective Date but prior to the Closing Date (collectively, "Applicable Laws") in connection with the Licenses or the Facilities or otherwise affecting possession,

operation and use thereof. Sellers or Tenants are the holder of all the Licenses and, except for the Tenants, there are no other persons or entities that operate, manage or lease the Facilities.

2.4 Governmental Authorities. Except as set forth on Exhibit F attached hereto, Sellers are not required to submit any notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority (individually, a "Governmental Authority" and collectively, "Governmental Authorities") in connection with Sellers' execution or delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority is required to be obtained by Sellers in connection with the execution, delivery and performance of this Agreement.

2.5 Taxes. All real property taxes and assessments, and all personal property taxes and assessments, in connection with the Assets allocable to the period prior to Closing have been paid or, by the time of Closing, will be paid by Sellers. In addition: (i) all income, sales and franchise taxes due and payable by Sellers during the period of Sellers' (or any affiliate of Sellers') ownership of the Assets, if any, and all interest and penalties thereon, if any, have been paid in full; (ii) all tax returns required to be filed by Sellers, if any (including, without limitation, all sales, franchise and payroll tax returns and reports), have been properly and timely filed, and correctly reflect the tax position of Sellers in all material respects, and all taxes respectively due under such tax returns have been paid thereby or will be paid in the ordinary course of Sellers' business and in any event on or before the Closing; (iii) to Sellers' knowledge, neither Seller is subject to a claim for deficiency or other action in connection with any taxes and is not paying any taxes for any prior period under any installment agreement, compromise or settlement agreement or any other arrangement with any Governmental Authority; (iv) to Sellers' knowledge, no tax returns of either Seller have been or are being examined by the Internal Revenue Service or any state or local Governmental Authority; and (v) all tax returns filed by Sellers after the Effective Date, covering periods prior to and including the Closing Date, will be properly and timely filed (giving consideration for allowable extensions) and all taxes respectively due under such tax returns will be timely paid.

2.6 No Defaults. The execution, delivery and performance of this Agreement and any of the Related Documents by Sellers do not and will not:

(a) Conflict with or result in any breach of the provisions of, or constitute a default under the certificate of limited partnership, partnership agreement or other governing organizational documents, as the case may be, of Sellers;

(b) Violate any restriction to which either Seller is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture or other material agreement or instrument, whether oral or written, to which either Seller is a party, or by which it or any of the Assets are bound, which will not be fully satisfied, assigned or terminated on or prior to Closing as a result of the transactions contemplated in this Agreement, or result in the termination of any such instrument or termination of any provisions in such instruments, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Assets;

(c) Create any liens or other encumbrances on the Assets in favor of third parties;

(d) Constitute a violation of any Applicable Law of any Governmental Authority; or

(e) Result in the breach or violation of any of the warranties and representations herein set forth by Seller.

2.7 Title to Property and Related Matters.

(a) There are no violations of any covenants or restrictions encumbering the Assets, and there are no violations of any Applicable Laws relating to the Licenses or the operation of the Facilities for the Permitted Use or any other Applicable Laws of any Governmental Authorities applicable to the Assets or the operations thereof. Sellers have no knowledge of any agreements, documents or instruments which are not recorded among the land records but which affect the title to either Facility.

(b) Sellers are the holder of good and marketable, insurable and valid fee simple title to the Facilities free and clear of all Monetary Encumbrances (as defined in Section 4.10(b)) other than such Monetary Encumbrances as Sellers shall pay and discharge in full prior to or on or at Closing. Sellers or Tenants have continuously operated the Facilities for a period of not less than nine (9) years for the Eye Center and not less than fourteen (14) years for the Surgery Center and using no names other than (i) the name of a Seller or Tenant, and (ii) the names of the Facilities set forth on Exhibit A.

(c) The Facilities are supplied with such utilities as are necessary for the operation of the Facilities as currently operated and for their intended purpose, and Sellers have no knowledge of any future plans by any utility provider to curtail or eliminate any utilities currently serving the Assets. All utility bills and deposits required by any utility provider have been paid by Sellers or Tenants.

(d) The Facilities abut on and have direct vehicular access to a public road, or have access to a public road via a permanent irrevocable and insurable easement benefiting the Real Property upon which the Facilities are located, and Sellers have no knowledge of, and have received no notice that alleges any breach or default under any instrument creating any such easement or attempting to terminate or revoke such easement.

(e) There are no pending rezoning or other pending land use actions affecting the Assets or, to Sellers' knowledge, any properties in the immediate vicinity of the Assets. Neither Seller has received written notice of and neither Seller has knowledge of any threatened or contemplated rezoning or other land use actions affecting or which will affect the Assets, including, without limitation, on properties in the immediate vicinity of the Assets. The current use of the Facilities is lawfully permitted either as a currently conforming use or as a fully legally "grandfathered use", and there is no known violation of any Applicable Laws relating to the zoning, land use, building codes or other similar requirements of Governmental Authorities.

(f) At the Closing, Sellers shall not be indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Assets for which any such person could lawfully claim a lien against the Assets.

(g) There are no condemnation or eminent domain proceedings pending, or, to the knowledge of either Seller, threatened or contemplated against the Assets or any part thereof, or access thereto, and Seller has not received notice, oral or written, of the desire of any public authority or other entity to take or use the Assets or any part thereof. Between the Effective Date and the Closing, Sellers will give Nominee prompt written notice of any actual or any threatened or contemplated condemnation of any part of the Assets of which either Seller receives written notice or obtains knowledge.

(h) There are no parties other than Seller and Tenants in possession of the Assets, or any portion thereof.

(i) There are no outstanding options or rights of first refusal to purchase the Assets or any portion thereof or interest therein.

2.8 Hazardous Substances.

(a) For purposes of this Agreement, "Environmental Laws" means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act (15 U.S.C. §2601 et. seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Safe Water Drinking Act (42 U.S.C. §300(f) et. seq.), the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to (A) any aspect of the environment, (B) the preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Substances (as hereinafter defined), (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation or maintenance of personal and real property that manages or releases Hazardous Substances or at which Hazardous Substances are managed, (F) common law torts, including so-called "toxic torts", and (G) environmental or ecological conditions on, under or about the Assets, all as in effect as of the Effective Date and on the Closing Date. For purposes of this Agreement, "Hazardous Substance" shall mean any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a "hazardous substance", "hazardous material", "toxic substance", "hazardous waste", "pollutant", "contaminant" or words of similar import under any Environmental Law, including, without limitation, all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, any radioactive material, raw materials used or stored in the Facility and building components including, asbestos-containing materials in any form, radon gas and mold of a type or in amounts that may present a health hazard.

(b) To Sellers' knowledge, the Assets do not contain any Hazardous Substance, except for Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Facilities and which are commonly used in other similar facilities, such as cleaning fluids, insecticides and medicines (the "Common Products"), which Common Products have been used, transported, stored and disposed of by Tenants in compliance with all applicable Environmental Laws;

(c) There is no pending or, to Sellers' knowledge, threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the presence, release or threat of release of any Hazardous Substance or violation of Environmental Laws at the Facility;

(d) Neither Seller has received any notice of, and neither Seller has any knowledge that, any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Assets, or the generation, transportation, storage, treatment, or disposal at the Assets, of any Hazardous Substance. Each Seller shall notify Nominee promptly of its receipt of any such notice or knowledge after the Effective Date;

(e) (i) Sellers have owned the Assets in material compliance with all applicable Environmental Laws, have obtained all necessary permits under the Environmental Laws for the operation of the Assets, and the Assets have not been used for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances during the time of Sellers' ownership, and (ii) the Assets are currently in compliance with all applicable Environmental Laws in all material respects;

(f) There has been no discharge of any Hazardous Substance on or from any of the Assets during the time of Sellers' ownership or occupancy thereof; and

(g) Sellers have, or will, deliver to Nominee copies of all reports or tests in Sellers' possession with respect to (i) the compliance of the Assets with Environmental Laws and (ii) the presence of Hazardous Substances on, in or from the Facilities or the Real Property, during the time of Sellers' ownership of the Facilities.

2.9 Patriot Act. Sellers are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order"), and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"). Neither Seller nor any of their affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists

or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

2.10 Survey Reports, Etc.; Compliance with Law. Sellers have delivered or, pursuant to Section 1.7, will deliver to Nominee true and complete copies of all survey reports, waivers of deficiencies, plans of correction, and any other investigation notices, warnings, correspondence or reports issued with respect to the Facilities that are in Sellers' possession (collectively, "Licensing Surveys"), and Sellers shall also promptly deliver to Nominee any Licensing Surveys received, filed, arising or involving either Facility between the Effective Date and the Closing Date. There are no material deficiencies or violations noted in any Licensing Surveys and Sellers or Tenants have remedied, discharged and complied with all applicable plans of correction, such that there are no current violations or deficiencies with respect to any of the Licenses. Tenants are currently conducting, and have at all times conducted, their operation of the Facilities in compliance with all Applicable Laws in all material respects.

2.11 Capital Expenditures. Except for routine expenditures for repairs and replacements in connection with the ongoing maintenance and upkeep of the Facilities, which Sellers covenant and agree to undertake and complete in the ordinary course consistent with past practices pursuant to Section 4.1 below, Sellers do not have any outstanding contracts for capital expenditures relating to either Facility, nor do Sellers have any agreement, obligations or commitments for capital expenditures relating to either Facility, including, without limitation, additions to property, plant, equipment or intangible capital assets. Sellers have not deferred or delayed implementing any capital expenditures at the Facilities and the Facilities have been constructed to an institutional (as opposed to residential) grade, including, without limitation, fire suppression systems and construction standards related to fire suppression.

2.12 Absence of Notices. Sellers have not received any written notice, and have no knowledge, that (a) except in the ordinary course of each Tenant's business, any customer or supplier of either Tenant intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with either Facility, either as a result of the transaction contemplated hereby or otherwise or (b) any federal, state, county, municipal or other Governmental Authority is alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of Applicable Law, including, without limitation, applicable health care licensure laws or violations under the Licenses, with respect to the Facilities or any part thereof.

2.13 Financial Statements. Sellers have delivered, or will deliver, to Nominee copies of the financial statements listed in the Preliminary Due Diligence Checklist certified by an officer of Sellers and Tenants (collectively, the "Financial Statements") in accordance with Section 1.7. The Financial Statements (including the notes thereto) present fairly the financial condition of the Facilities as of such dates and the results of operation of the Facilities for such periods.

2.14 No Litigation. Except as set forth on Exhibit G attached hereto, there are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or, to the knowledge of Seller, threatened against or relating to either Seller, either Facility, either Tenant, either Tenant's operation of its Facility, any of the Assets or against or relating to the transactions

contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the knowledge of either Seller, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other Governmental Authority. If the matters set forth on Exhibit G if any, are decided adversely, it will not materially or adversely affect the Assets, Sellers, Tenants or the operation of the Facilities.

2.15 Absence of Certain Changes or Events. From November 1, 2015 through the Effective Date, neither Facility, neither Tenant and neither Seller has:

(a) Suffered any Material Adverse Change;

(b) Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets related to or connected with either Facility having a fair market value at the time of sale, transfer or disposition of $50,000.00 or more in the aggregate, other than with respect to sales of Inventory in the ordinary course of business, or cancelled, or agreed to cancel, any debts or claims relating primarily to a Facility in the amount of $50,000.00 or more in the aggregate; or

(c) Made any change in any method of accounting or accounting practice relating to a Facility.

2.16 Condition of Assets. All of the Assets are in Sellers' possession or control and are located at or on the Facilities and all of the Assets are in good repair and working order.

2.17 Insurance. Attached as Exhibit H is a list of insurance policies carried and insurance coverages maintained by Sellers with respect to the Facilities, and upon request by Nominee, Sellers shall provide copies of any policies to Nominee. Sellers' insurance policies and coverages are in full force and effect and include coverages, policy limits, deductibles and other terms that are customary for the Permitted Use at similar facilities.

2.18 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Sellers in this Agreement and the statements and information set forth in the attached Exhibits are true and accurate in every material respect.

2.19 Materials Provided. All materials provided to Nominee by Sellers either prior to the Effective Date or during the term hereof, including, without limitation, all items on the Preliminary Due Diligence Checklist, are true, accurate and complete in all material respects

2.20 Sale As-is/Disclaimers. Nominee acknowledges and agrees that, except as otherwise expressly stated in this Agreement, Sellers have not made, and Sellers hereby specifically disclaim, any warranty, guaranty or representation, oral or written, past, present or future, of, regarding, or concerning (i) the nature and condition of the Assets, including, without limitation, the water, soil and geology and the suitability thereof for any and all activities and uses that Nominee may elect to conduct thereon, (ii) the condition, operation, functionality, working order or state of repair of the Assets, (iii) the presence or absence on or beneath the Real Property or on any other property in proximity thereto of any substance or material identified or described as a hazardous substance, hazardous or toxic pollutant, hazardous waste or with similar

designation under any local, state or federal law, statute, rule or regulation pertaining to environmental regulation, contamination, remediation or disclosure (a "Hazardous Material), and (iv) the compliance of the Assets or its operation with any laws, ordinances, orders, rules or regulations or any governmental or other body. Nominee acknowledges that having been given the opportunity to inspect the Assets and conduct its investigation as specified in this Agreement, Nominee is relying solely on its own investigation of the Assets and not on any information provided or to be provided by Sellers. Nominee further acknowledges and agrees that any information provided and to be provided by Sellers with respect to the Assets was obtained from a variety of sources and Sellers (i) have not made any independent investigation or verification of such information, and (ii) makes no representations or warranties as to the accuracy or completeness of such information. Nominee hereby expressly acknowledges and agrees that the sale of the Assets is made by Seller on an "as is, where is and with all faults" basis.

Notwithstanding anything else to the contrary herein, any reference in this Agreement to "knowledge" of Seller shall be deemed to mean the actual knowledge of Dominic C. Izzo, Jr., Peter Campanella, Frank Tellez and Peter Calder after reasonable inquiry.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated herein, Nominee represents and warrants the following, each of which warranties and representations is material to and is relied upon by Sellers:

3.1 Corporate Organization; Etc. Nominee is a corporation duly organized and validly existing under the laws of the State of Maryland with full power and authority to own assets and to carry on its business as it is now being conducted.

3.2 Authorization, Binding Effect. Nominee has, and at Closing will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Nominee in connection with such transactions. The consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action of Nominee. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Nominee, will constitute the legal, valid, and binding obligation of Nominee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 No Violation. Nominee is not subject to or obligated under any certificate of incorporation, bylaw, law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.

3.4 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Nominee in this Agreement are true and accurate in every material respect.

3.5 Financial Ability. At the Closing, Nominee will have available sufficient cash on hand or other sources of immediately available funds to enable it to make the payment of the Purchase Price in accordance with Section 1.3.

ARTICLE IV.
COVENANTS OF SELLERS

Sellers covenant and agree during the period after the Effective Date and through and including the Closing Date as follows:

4.1 Regular Course of Business. Seller shall: (a) cause the Tenants to operate the Facilities in a manner consistent with all Applicable Laws, past practices and industry standards for the Permitted Use; (b) maintain the Assets in good order and repair and otherwise in sufficient repair, order and condition to satisfy the representations and warranties as to the condition and quantity of the Assets set forth in Article II; (c) comply, in all material respects, with all Applicable Laws with respect to the Assets and the operation thereof, including, without limitation, all required regulatory standards of any Governmental Authorities with regulatory jurisdiction over the Facility and compliance with all Governmental Programs in all material respects; (d) not enter into any agreements or leases that would have had to be disclosed on any exhibit hereto had such agreements or leases been entered into prior to the Effective Date without prior written notice to Nominee and Nominee's approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed; (e) keep in full force and effect present insurance policies through the Closing Date; and (f) maintain in good standing all Licenses and use commercially reasonable efforts to maintain all goodwill of Tenants.

4.2 Full Access and Disclosure. The term "Facility Management" means the following personnel: the principals of Sellers, any regional vice presidents (or other personnel with managerial oversight of the Facilities), the director or executive director, as applicable, of the Facilities, the head nurse at the Facilities and the head maintenance person at the Facilities. On the Effective Date, Sellers shall notify the Facility Management of the pending sale/leaseback of the Facilities to Nominee and instruct the Facility Management to fully cooperate with Nominee and to treat the pending sale with utmost confidentiality. Commencing on the Effective Date and continuing until the expiration of the Due Diligence Period and subject to Section 1.7(b) above, Sellers shall afford to Nominee and its counsel, accountants, environmental consultants, engineers, appraisers, lenders and other authorized representatives (collectively, "Nominee's Representatives") reasonable access to the Facilities during business hours, including, but not limited to, the roof, all the Fixtures, the heating and cooling systems, and any and all financial data and records, operating data and other information reasonably requested, including audits, inspection reports, plans of correction with respect to Licensing Surveys, payroll information, government program reports, employment agreements, personnel policies, and all contracts, agreements, correspondence files and other documents relating to the Facilities so that Nominee may have a full opportunity to make such investigations of the Assets and the Facilities as Nominee shall desire to make. Sellers shall be entitled to have a representative

present during Nominee's scheduled visits. Prior to expiration of the Due Diligence Period, Nominee's access to personnel shall be limited to meeting with the Facility Management, unless otherwise approved by Sellers, which approval may not be unreasonably withheld, conditioned or delayed. Until the Closing Date, Sellers shall furnish such additional financial and operating data and other information as Nominee and Nominee's Representatives shall from time to time reasonably request, and Sellers shall supplement or amend any information, written or otherwise, previously delivered or otherwise disclosed to Nominee with respect to any matter hereafter arising which, if existing or occurring at the Effective Date, would have been required to be set forth or disclosed. Nominee acknowledges that Tenants have represented and informed Nominee that Tenants must at all times maintain a sterile environment and maintain certain safeguards regarding a sterile operating environment and confidential information, including protected health information ("PHI"), which safeguards are mandated by law, including, without limitation, by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). In the course of inspecting or accessing the Assets, Nominee will comply with any safeguards mandated by HIPAA provided same are disclosed in writing by Tenants to Nominee and any reasonable request made by Tenants and/or Sellers to Landlord with regard to preserving a sterile operating environment and information confidentiality

4.3 Borrowing. Seller shall not create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon all or any portion of the Assets.

4.4 Consents. Sellers shall obtain, at Sellers' cost and expense, on or prior to Closing, all consents necessary for Sellers and Tenants to fulfill Sellers' and Tenants' obligations to consummate the transactions contemplated hereby and pursuant to the Facility Leases and the Guaranties, including, without limitation, any required consents of any Governmental Authority.

4.5 Compliance with Laws. Sellers shall comply, in all material respects, with all Applicable Laws in conjunction with the execution, delivery and performance of this Agreement, the transactions contemplated hereby and the ownership, operation and maintenance of the Facilities prior to Closing.

4.6 Taxes. Sellers shall file all federal, state and local returns, and, to the extent applicable, estimates and reports and pay all amounts then due, for all taxes for all periods through and including the Closing Date to the extent due and payable at any time prior to the Closing Date hereunder and otherwise to the extent necessary to transfer the Facilities to Nominee in accordance with the terms of this Agreement.

4.7 No Disposition of Assets. Sellers shall not sell, lease or otherwise dispose of or distribute any of the Assets or properties related thereto and, to the extent depleted or replaced in the ordinary course, Sellers shall restock and replenish any portion of the Assets consumed or used between the Effective Date and the Closing Date with Assets of comparable quality.

4.8 Further Documentation. Sellers agree that following the Closing, upon request by Nominee, Sellers will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required, in order to more fully assign, grant, transfer, convey, assure and confirm to Nominee, or to its successors and assigns, or for aiding and

assisting in collecting and reducing to possession, any or all of the Assets to be sold to Nominee pursuant to this Agreement, all without enlarging or extending any obligations or liability of Sellers under this Agreement in any manner and without requiring the expenditure of funds by Sellers. This Section shall survive Closing.

4.9 Confidentiality. Sellers will use commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement and all information relating to Nominee (other than information that is a matter of public knowledge or that has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority) and such information shall not at any time be used for the advantage of Sellers or their representatives or disclosed to third parties by Sellers or their representatives, other than to the extent necessary to consummate the transactions contemplated hereby or as required by Applicable Law.

4.10 Title Insurance and Survey; Environmental Assessments.

(a) Existing Title Documents. As part of their delivery of the items on the Preliminary Due Diligence Checklist, Sellers will provide to Nominee a copy of Sellers' currently effective title insurance policies and plats and surveys in its possession that relate to the Real Property.

(b) Title Commitment and Survey. Nominee, at Nominee's option, shall use commercially reasonable efforts to obtain the following prior to the expiration of the Due Diligence Period: (i) an updated real property survey for each Facility (the "Survey(s)"), and (ii) a title commitment for each Facility (the "Title Commitment(s)"), issued by a national title company selected by Nominee (the "Title Company"), which Title Commitments shall contain a commitment by the Title Company to issue to Nominee a title insurance policy on an extended coverage ALTA Owner's form, in form and substance reasonably acceptable to Nominee (the "Title Policy") insuring the valid fee simple title to each Facility. Sellers will use commercially reasonable efforts to cause all standard exceptions to be deleted from the Title Policy at the Closing, other than exceptions for (i) such itemized matters shown on the Surveys to which Nominee does not object pursuant to the provisions hereof and (ii) taxes for the year in which the Closing occurs which are not yet due and payable, and Sellers will execute and deliver or otherwise obtain such documents and instruments as the Title Company shall require, including, without limitation, Sellers' affidavits, gap indemnities and the like. Nominee shall have until ten (10) Business Days prior to the expiration of the Due Diligence Period to give written notice to Sellers accepting or objecting to the Title Commitments and Surveys, with any such notice of objection specifying the exceptions or other matters to which Nominee objects and provide copies of the Title Commitments and/or Surveys containing such exceptions or other matters objected to by Nominee. Within three (3) Business Days after Sellers' receipt of Nominee's notice of objections, Sellers shall by written notice to Nominee state whether or not Sellers can or will correct the objections set forth in Nominee's written notice of objections on or before the Closing. If Sellers elect not to correct any such Nominee objection on or before the Closing, Nominee shall, by written notice to Sellers delivered within five (5) Business Days after Sellers' notice, either (i) terminate this Agreement, in which case the Deposit shall be promptly paid to Nominee and neither party shall have any further rights, interests, or obligations hereunder, except for such rights, interests or obligations which, by the express terms of this Agreement,

survive the termination hereof, or (ii) waive such objections and accept such title as Sellers can convey without abatement of the Purchase Price. The failure of Nominee to object to any matter reflected in the Title Commitments or Surveys in accordance with this Section 4.10(b) shall cause such matter to become a Permitted Encumbrance; provided, however, Sellers shall be unconditionally obligated to pay any outstanding indebtedness evidenced by, and cause the release of any lien, mortgage, deed of trust, deed to secure debt, security agreement, judgment, tax lien or other encumbrance affecting the Assets and capable of being released through or as a result of the payment of money (collectively, "Monetary Encumbrances") irrespective of whether Nominee objects to same unless and only to the extent that such obligation is waived in writing by Nominee. Notwithstanding the foregoing, Nominee shall not have the right to object to any matters created or consented to in separate written consent by Nominee, all of which shall be deemed to be "Permitted Encumbrances" hereunder.

(c) Environmental Reports. Sellers will provide copies of any previously prepared Phase I environmental assessments or other environmental assessments in Sellers' possession conducted for the Facilities pursuant to the Preliminary Due Diligence Checklist and Sellers will permit Nominee and its agents, at Nominee's sole cost and expense, to conduct an environmental assessment for the Facilities (the "Phase I(s)") during the Due Diligence Period. Nominee will have until the expiration of the Due Diligence Period to approve or disapprove the Phase Is and either (i) terminate this Agreement, in which case the Deposit shall be promptly paid to Nominee and neither party shall have any further rights, interests, or obligations hereunder, except for such rights, interests or obligations which, by the express terms of this Agreement, survive the termination hereof, or (ii) waive its objections to the Phase Is and proceed to Closing (an "Environmental Notice"). An Environmental Notice shall be delivered by Nominee in writing to Sellers before the expiration of the Due Diligence Period.

(d) No Solicitation. After the Effective Date and before the Closing Date, Sellers shall not directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition of all or any portion of the Assets, or any assets of or equity interest in either Seller or any business combination involving either Seller, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

(e) Surveys; Relicensing Surveys and Cooperation. Sellers shall provide to Nominee any Licensure Surveys, including, without limitation, reports, waivers of deficiency, plans of correction, and any other investigation reports issued with respect to the Facilities between the Effective Date and the Closing Date. Sellers shall be obligated to deliver to Nominee upon Nominee's request all information and documentation within Sellers' control to enable Nominee to make timely filings with the Governmental Authorities.

(f) Capital Expenditures. Sellers shall complete all capital projects as needed on an emergency basis or as otherwise required to maintain the Facilities in good operating condition in a good and workmanlike manner, using materials and labor, all at Sellers' sole cost and expense.

(g) Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Sellers shall give Nominee prompt written notice of (i) any representation and warranty made by either Seller in this Agreement which either Seller hereafter learns was materially inaccurate or incorrect when originally made and (ii) any event, change or occurrence that Sellers have knowledge of which would make any representation or warranty of either Seller materially inaccurate or incorrect as of the time of such event, change or occurrence (Sellers hereby acknowledging and agreeing that all representations and warranties of Sellers herein are hereby deemed to re-made and re-affirmed by Sellers each and every day while this Agreement is in effect) and (iii) any event, change or occurrence that Sellers have knowledge of which will or reasonably may be anticipated to prevent either Seller from making the same representations and warranties as set forth herein on and as of the Closing Date. The giving of any such notices shall not limit or modify any rights of Nominee hereunder arising in the case of a breach of a representation or warranty by either Seller, and Nominee shall have the right to terminate this Agreement at any time prior to Closing following receipt by Nominee of any such notice of a materially inaccurate or incorrect representation or warranty, such determination of materiality to be made by Nominee in its sole discretion.

ARTICLE V.
COVENANTS OF PURCHASER

Nominee covenants and agrees with Seller that:

5.1 Confidentiality. Prior to Closing, Nominee will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement, all information relating to Sellers, and all financial statements, drawings, designs, customer and supplier lists by Nominee (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority or disclosed pursuant to Applicable Law, order, subpoena or demand of any Governmental Authority (including any disclosure required of Nominee's parent company pursuant to applicable securities laws) or as is necessary to be disclosed to lessors, lenders, Governmental Authorities, Nominee and Nominee's employees and third parties in order to consummate this transaction).

5.2 Compliance with Laws. Nominee shall comply in all material respects with all Applicable Laws Nominee is required to comply with in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.3 Governmental Approvals.

(a) Subject to Nominee's performance of its obligation to cooperate and provide information as contemplated herein, Seller shall make all filings with Governmental Authorities, and use commercially reasonable efforts to seek to obtain all permits, approvals, authorizations and consents of all Governmental Authorities required to consummate the transactions contemplated by this Agreement, including, without limitation, filing applications to obtain all necessary or appropriate approvals for all Licenses, agreements, certificates and other consents from all Governmental Authorities, third parties and Government Program agencies,

including, without limitation, Government Program provider agreements entered into with each applicable Governmental Authority and the United States, if any, and any municipality, or other governmental agency or administrative body that authorizes or regulates the operation of the Facility and the conduct of the business thereon as presently operated upon terms and conditions acceptable to Nominee in its sole discretion (individually and collectively, "Governmental Approvals"). Each party shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing.

(b) Seller warrants that no Governmental Approvals are required for this transaction.

(c) Further Documentation. Nominee agrees that following the Closing Date, upon request by Sellers, Nominee will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Nominee under this Agreement in any manner and without requiring the expenditure of funds by Nominee, as necessary to fully consummate the transactions contemplated by this Agreement.

(d) Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Nominee shall give Seller prompt written notice of any representation and warranty made by Nominee in this Agreement which becomes materially inaccurate or incorrect, to the extent Nominee obtains knowledge of such inaccuracy or incorrectness. The giving of any such notices shall not limit or modify any rights of Sellers hereunder arising in the case of a breach of a representation or warranty by Nominee, and Sellers shall have the right to terminate this Agreement at any time prior to Closing following receipt by Sellers of any such notice of a materially inaccurate or incorrect representation or warranty, such determination of materiality to be made by Sellers in their sole discretion.

ARTICLE VI.
INTENTIONALLY DELETED

ARTICLE VII.
CONDITIONS TO THE OBLIGATIONS OF PURCHASER

Each and every obligation of Nominee under this Agreement, except for the obligations of Nominee to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions set forth in this Article, unless waived in writing by Nominee. The following constitute material conditions to Nominee's performance hereunder, the failure of any of which shall entitle Nominee to terminate this Agreement upon written notice to Seller:

7.1 Representations and Warranties; Performance.

(a) The representations and warranties made by Sellers herein and in the Related Documents shall be true and correct in all material respects (materiality to be determined

by Nominee in its discretion) as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b) Sellers shall have performed and complied with each of their covenants pursuant to this Agreement or any Related Documents in all material respects through the Closing.

7.2 Authorization. Nominee shall have received certified copies of resolutions duly adopted by Sellers' partners approving the transactions contemplated by this Agreement.

(a) No Destruction or Condemnation of Property. Neither Facility shall have suffered material damage, destruction or condemnation loss (or received notice of an impending condemnation loss). If, after the Effective Date, either Facility incurs damage, destruction or condemnation loss (or received notice of an impending condemnation loss) which is not material damage, destruction or loss, Sellers shall be required to repair any such damage, destruction or loss (in all instances to restore such Facility to fully functional status consistent with prior operation) before Nominee shall be obligated to proceed to Closing. For the purposes of this Section, "material damage, destruction or loss," shall mean damage to, or condemnation loss (or impending condemnation loss) that (a) is reasonably expected to cost $100,000.00 or more to repair, (b) materially interferes with the operation of the Facility or (c) renders the Facility less than a functional structure in which the Tenant can operate the business currently conducted thereon.

(b) No Proceeding or Litigation. No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement or the Facility Leases; or (ii) would cause any of the transactions contemplated by this Agreement or the Facility Leases to be rescinded following consummation, provided that Nominee has not solicited or encouraged any such action, suit or proceeding.

(c) Title Insurance. Title to the Real Property shall be as required by Section 4.10 above, and Nominee shall have received the Title Policy in the form therein free and clear of encumbrances other than the Permitted Encumbrances.

(d) Material Adverse Change. There has been no Material Adverse Change. For purposes hereof, the term "Material Adverse Change" shall mean any change or event or effect that is materially adverse to the Assets, business, prospects or financial condition of either Tenant or either Facility or in the adjusted net operating income of either Tenant or either Facility, each as reasonably determined by Nominee.

(e) Other Agreements. Sellers shall have delivered into the Closing escrow its countersigned copies of the Seller Documents.

ARTICLE VIII.
CONDITIONS TO THE OBLIGATIONS OF SELLERS

Each and every obligation of Sellers under this Agreement, except for the obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Sellers:

8.1 Representations and Warranties; Performance.

(a) The representations and warranties made by Nominee herein and in the Related Documents, shall be true and correct in all material respects on and as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b) Nominee shall have performed and complied with all covenants required by this Agreement to be performed and complied in all material respects with by Nominee prior to the Closing.

8.2 Other Agreements. Nominee shall have delivered into the Closing escrow its countersigned copies of the Nominee Documents.

ARTICLE IX.
CLOSING

9.1 Possession and Closing Documents.

(a) Possession. Possession of all Assets sold hereunder shall be delivered to Nominee on the Closing Date; provided Tenants shall be entitled possession thereto pursuant to the terms of the Facility Leases.

(b) Closing Documents. Sellers shall deliver to Nominee on the Closing Date:

(i) Duly executed special warranty deeds conveying the Real Property and Improvements to Nominee, free and clear of all encumbrances other than the Permitted Encumbrances (the "Deed");

(ii) Duly executed Bills of Sale for any Fixtures in the form attached hereto as Exhibit I;

(iii) Such additional bills of sale, certificates of title and other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to Nominee and Sellers, dated as of the Closing, conveying all title to the Assets, free and clear of all liens, liabilities, security interests or encumbrances except as otherwise permitted herein;

(iv) Evidence of the authority of Sellers to execute and deliver the Seller Documents in order to effectuate the Closing;

(v) Duly executed affidavits in form satisfactory to obtain the Title Policies, without exception for mechanic's, materialman's or other statutory liens;

(vi) A closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, and the allocation of costs specified herein ("Closing Statement"), duly executed by Sellers;

(vii) A duly executed bring-down certificate in form acceptable to Nominee, reaffirming that the representations and warranties of Sellers are true and correct as of the Closing Date;

(viii) A duly executed certificate and affidavit of non-foreign status;

(ix) The duly executed Facility Leases and Guaranties in the form attached as Exhibit K; and

(x) Any other documents reasonably required by the Title Company.

(c) Nominee shall deliver to Sellers or cause to be delivered to Sellers on the Closing Date, in addition to the Deposit set forth in Section 1.4 above, the following:

(i) The Purchase Price;

(ii) the duly executed Facility Leases;

(iii) evidence of the authority of Nominee to execute and deliver the Nominee Documents to effectuate the Closing;

(iv) any other documents reasonably required by the Title Company;

(v) the Closing Statement.

9.2 Closing Adjustments. There shall be no adjustment of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that Tenants, as lessees under the Facility Leases, shall be obligated to pay the same under the terms thereof from and after the Closing Date.

9.3 Closing Costs. Each party shall pay its respective attorney's fees. Nominee shall pay (i) the title exam fees and the premium for the Title Policy and Lender's title policy and the cost of all title endorsements required by Nominee or its lender, (ii) any recording fees associated with the recording of the Deeds, (iii) the costs of any UCC searches required by Nominee or its lender; (iv) the cost of the Surveys; and (v) costs associated with the inspections and investigations conducted by Nominee or its agents or representatives during the Due Diligence Period. Nominee and Sellers shall split all grantor's tax or other similar transfer taxes equally. Sellers shall pay (i) all costs (including recording costs) to payoff and release any Monetary Encumbrance, and (ii) any brokerage fees associated with this transaction. All other closing

costs shall be allocated to each party as is customary for this type of transaction in the Commonwealth of Pennsylvania.

ARTICLE X.
DEFAULT; REMEDIES

10.1 Nominee's Default. If at any time Nominee is in default of any representation, warranty or covenant of Nominee under this Agreement in any material respect, and Sellers give notice of such default to Nominee ("Sellers' Notice") then Nominee will have a period expiring on the tenth (10th) Business Day after the date of Sellers' Notice ("Nominee's Cure Period"), to (i) correct or cure Nominee's default or (ii) if the Due Diligence Period has not expired, to terminate this Agreement by notice to Sellers, whereupon the Deposit shall be returned to Nominee and neither party shall have any further rights, duties or obligations hereunder except as expressly survive the termination hereof.

10.2 Default Cured. If Nominee does not elect to terminate during the Due Diligence Period, and Nominee's default is corrected or cured within Nominee's Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended by not more than fourteen (14) days to accommodate any delay resulting from such default.

10.3 Default Not Cured. If Nominee does not elect to terminate during the Due Diligence Period, and Nominee does not cure its default within the Nominee's Cure Period, then, provided no default by either Seller then exists and provided that Sellers have not elected to waive such default, this Agreement shall terminate and the parties shall be released and discharged of and from all further obligations and liabilities under this Agreement, and, upon written notification by Sellers to the Title Company, the Deposit shall be paid to Sellers by the Title Company as Sellers' sole and exclusive liquidated damages and in full and complete settlement and liquidation of all damages sustained by Sellers, it being acknowledged by Sellers and Nominee that the amount of damages incurred by Sellers as a result of Nominee's default would be substantial but difficult, if not impossible, to ascertain and that such liquidated damages represent the parties' best estimate of the damages Sellers will incur as a result of such default. Sellers shall not be entitled to exercise any other rights, powers or remedies at law or in equity, other than its right to receive the Deposit pursuant hereto, and Sellers hereby expressly and irrevocably waives all such other rights, powers and remedies and hereby covenants not to sue.

10.4 Seller's Default. If either Seller is in default of any representation, warranty or covenant of Sellers under this Agreement in any material respect and Nominee gives notice of such default to Sellers ("Nominee's Notice"), then Sellers will have a period expiring on the tenth (10th) Business Day after the date of Nominee's Notice ("Sellers' Cure Period"), to correct or cure such Seller's default.

10.5 Default Cured. If Seller's default is corrected or cured within Sellers' Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended by not more than fourteen (14) days to accommodate any delay resulting from such default.

10.6 Default Not Cured. If Sellers do not cure its default within the Sellers' Cure Period then, upon written notice to Sellers, Nominee may elect to either (i) pursue an equitable action against Sellers for specific performance of their obligation to sell the Assets and to perform hereunder; or (ii) terminate this Agreement. Nominee has no right, except as provided in the next sentence, to seek damages against Sellers. If Nominee elects to terminate this Agreement under subsection (ii) above, then (A) the Deposit shall be retained by Nominee; and (B) Nominee, as its sole remedy, shall be entitled to pursue an action for damages against Sellers for recovery of third-party out-of-pocket expenditures incurred by Nominee in connection with the transaction contemplated herein, but not in excess of Fifty Thousand Dollars ($50,000.00).

ARTICLE XI.
MISCELLANEOUS PROVISIONS

11.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties with respect to any of the terms contained herein.

11.2 Waiver of Compliance; Consent. Any failure of either Seller on the one hand, or Nominee, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

11.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by email (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by email or by overnight delivery service, or on the third (3rd) day after mailing, if mailed):

If to Sellers, to:

Paper Mill Partners, L.P.
1802 Papermill Road
Wyomissing, PA 19610
Attention: Dominic C. Izzo, Jr.
Fax No.: 610-376-6968
E-mail: phacoi@aol.com

and

Ridgewood Surgery Center, L.P.
2220 Ridgewood Road
Wyomissing, PA 19610

Attention: Dominic C. Izzo, Jr.
Fax No.: 610-376-6968
E-mail: phacoi@aol.com

with copies to (which shall not constitute notice):

Barley Snyder LLP
P.O. Box 942
Reading, PA 19603-0942
Attention: Troy B. Rider, Esquire
Fax No.: 610-376-5243
E-mail: trider@barley.com

If to Nominee, to:

Global Medical REIT, Inc.
4800 Montgomery Lane, Suite 450
Bethesda, Maryland 20814
Fax: 202 380 0891
Email: AlfonsoL@GlobalMedicalREIT.com

with a copy to:

Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Attn: Ann Peldo Cargile
Fax: 615-252-2373
Email: acargile@babc.com

or to such other person or address as any party shall furnish to the other parties in writing pursuant to this Section.

11.4 Brokers and Finders; Expenses. Except for Sellers' retention of Zeustra Real Estate Investment Services, whose compensation shall be the sole obligation and responsibility of Sellers, the parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction. Sellers, on the one hand, and Nominee, on the other, each agree to indemnify the other for any losses incurred with respect to a breach of this Section. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.5 Attorney's Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys' fees) incurred by such party in connection with any action, suit or proceeding to enforce the other's obligations under this Agreement.

11.1 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.

It is understood that (a) Nominee is entering into the agreement for the benefit of a nominee, a yet-to-be-formed special purpose entity ("New SPE"), which will be created and disclosed to Sellers prior to Closing; and (b) Nominee has no intent to obtain legal or equitable title to the real estate. The assignment of this Agreement from Nominee to the New SPE will result in a repudiation of Nominee's duties to Sellers and a novation on the part of the New SPE to the Nominee's duties. Other than the foregoing, neither Nominee nor Sellers may assign this Agreement without first obtaining the other party's written consent, which may be withheld in such other party's sole discretion. If there is more than one Seller hereunder, the obligations of Sellers hereunder shall be joint and several. Nominee acknowledges and agrees that, if it assigns its interest in this Agreement pursuant to any of the provisions contained in this Agreement, it shall be solely responsible for the payment of all Pennsylvania real estate transfer tax, if any, due or imposed upon either of the parties with respect to such assignment and Nominee hereby agrees to indemnify Sellers and hold Sellers and their respective successors and assigns harmless against all liability, loss, cost, damage and expense (including, but not limited to, reasonable attorneys' fees and court costs, including any appeal that may be filed) that they may incur or pay as a result of real estate transfer tax due with respect to any such assignment by Nominee.

11.2 Termination and Repudiation.

(a) Assume the same facts as in Scenario #3a, except that the sale agreement between Contract Sub and David expressly provides that Contract Sub is entering into the agreement for the benefit of a nominee, a yet-to-be-formed SPE ("new SPE"), that will be created and disclosed to David prior to closing. Further, the sale agreement discloses that the Contract Sub has no intent to obtain legal or equitable title to the real estate. In the event that an affiliate of Nominee desires to purchase the Property, Nominee and Seller shall enter into a termination and repudiation agreement, in form and substance reasonably satisfactory to the parties, in which the parties agree to terminate and repudiate this Agreement in all respects and contemporaneous with the execution of such termination and repudiation agreement, Seller hereby agrees to enter into a purchase and sale agreement with Nominee affiliate which shall be substantially similar to this Agreement except that the "Nominee" named therein shall be the Nominee's affiliate. Nominee shall be solely responsible for any and all realty transfer taxes that may be payable in connection with the foregoing or any assignment of this Agreement by Nominee. This Section shall survive the closing or the termination of this Agreement.

11.3 Governing Law. This Agreement shall be governed by the laws of the State where the Facilities are located as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

11.4 Business Day. If the date for the giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day, such date shall be automatically extended to the next Business Day. As used herein, a "Business Day" means any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in the State of where the Facilities are located.

11.5 Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall

constitute one and the same instrument. Executed counterparts of this Agreement or any amendment hereto may be delivered by electronic or facsimile transmission.

11.6 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

11.8 Warranty of Authority. Each of the parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

11.9 Exhibits. Nothing in any Exhibit shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Exhibit identifies the exception and the specific representation to which it relates with reasonable particularity and describes the relevant facts in reasonable detail. Any fact or item disclosed on any Exhibit hereto shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

11.10 Reliance. In executing and in carrying out the provisions of this Agreement, the parties are relying solely on the representations, warranties and agreements contained in this Agreement and on any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

11.11 Publicity. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make the following public disclosure (without the consent of the other party): (a) if prior to Closing, such disclosure it believes in good faith is required by Applicable Law or stock market rule; or (b) if post-Closing, disclosure of such of the principal terms of the transaction contemplated by this Agreement that such party elects to make.

11.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

GLOBAL MEDICAL REIT, INC., a Maryland corporation

By: David Young
David Young (Apr 14, 2016)
Chief Executive Officer

Date: ____________, 2016

[SELLERS' SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

PAPER MILL PARTNERS, L.P., a Pennsylvania limited partnership
By its general partner,
PAPER MILL PARTNERS, LLC, a Pennsylvania limited liability company

By: Dominic C. Izzo Jr. MD
Name: Dominic C. Izzo, Jr., M.D.
Title: President

By:________________________
Name: Peter D. Calder, M.D.
Title: Secretary

By:________________________
Name: Francisco L. Tellez, M.D.
Title: Treasurer

Date: March 25, 2016

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

PAPER MILL PARTNERS, L.P., a Pennsylvania limited partnership
By its general partner,
PAPER MILL PARTNERS, LLC, a Pennsylvania limited liability company

By:________________________
Name: Dominic C. Izzo, Jr., M.D.
Title: President

By: Peter D. Calder, M.D.
Name: Peter D. Calder, M.D.
Title: Secretary

By:________________________
Name: Francisco L. Tellez, M.D.
Title: Treasurer

Date: March 25, 2016

IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

PAPER MILL PARTNERS, L.P., a Pennsylvania limited partnership
By its general partner,
PAPER MILL PARTNERS, LLC, a Pennsylvania limited liability company

By:__________________________
Name: Dominic C. Izzo, Jr., M.D.
Title: President

By:__________________________
Name: Peter D. Calder, M.D.
Title: Secretary

By: [signature]
Name: Francisco L. Tellez, M.D.
Title: Treasurer

Date: April 3rd, 2016

RIDGEWOOD SURGERY CENTER, L.P., a Pennsylvania limited partnership,
By its general partner,
RIDGEWOOD SURGERY ASSOCIATES LLC,
a Pennsylvania limited liability company

By: [signature]
Name: Dominic C. Izzo, Jr., M.D.
Title: Member

By:____________________
Name: Peter D. Calder, M.D.
Title: Member

By:____________________
Name: Francisco L. Tellez, M.D.
Title: Member

By:____________________
Name: Peter D. Campanella, M.D.
Title: Member

Date: March 25, 2016

RIDGEWOOD SURGERY CENTER, L.P., a Pennsylvania limited partnership,
By its general partner,
RIDGEWOOD SURGERY ASSOCIATES LLC,
a Pennsylvania limited liability company

By:________________________
Name: Dominic C. Izzo, Jr., M.D.
Title: Member

By: Peter D. Calder, M.D.
Name: Peter D. Calder, M.D.
Title: Member

By:________________________
Name: Francisco L. Tellez, M.D.
Title: Member

By:________________________
Name: Peter D. Campanella, M.D.
Title: Member

Date: March 25, 2016

RIDGEWOOD SURGERY CENTER, L.P., a Pennsylvania limited partnership,
By its general partner,
RIDGEWOOD SURGERY ASSOCIATES LLC,
a Pennsylvania limited liability company

By:____________________
Name: Dominic C. Izzo, Jr., M.D.
Title: Member

By:____________________
Name: Peter D. Calder, M.D.
Title: Member

By: [signature]
Name: Francisco I. Tellez, M.D.
Title: Member

By:____________________
Name: Peter D. Campanella, M.D.
Title: Member

Date: April 3rd, 2016

RIDGEWOOD SURGERY CENTER, L.P., a Pennsylvania limited partnership,
By its general partner,
RIDGEWOOD SURGERY ASSOCIATES LLC,
a Pennsylvania limited liability company

By:______________________________
Name: Dominic C. Izzo, Jr., M.D.
Title: Member

By:______________________________
Name: Peter D. Calder, M.D.
Title: Member

By:______________________________
Name: Francisco L. Tellez, M.D.
Title: Member

By: [signature]
Name: Peter D. Campanella, M.D.
Title: Member

Date: March 25, 2016

EXHIBIT A

The Facilities

Name	Address	Type
Berks Eye	1802 Papermill Road, Wyomissing, PA 19610	Eye Center
Berkshire Eye Surgery	2220 Ridgewood Road, Wyomissing, PA 19610	Surgery Center

EXHIBIT B

Legal Description of the Real Property

Paper Mill Road, Eye Center

ALL THAT CERTAIN lot or piece of ground situate in the Borough of Wyomissing, County of Berks, Commonwealth of Pennsylvania, a Plan of "Berkshire Corporate Center" made by Edward B. Walsh and Associates Exton, PA, Project No. 1239, dated 1/20/1989, last revised 8/18/1989, as follows, to wit:

BEGINNING at a point on the Southerly side of Van Reed Road S.R. 3021 (80 feet wide) said point being on the division line of Lot No. 9 and the Spring Township and Borough of Wyomissing lines; THENCE along said Southerly side of said Van Reed Road S.R. 3021 on a curve curving to the right the radius of 7599.44 feet the arc distance of 202.34 feet to a point; THENCE along same South 47 degrees 16 minutes 15 seconds East 233.94 feet to a point a corner of lands in Plan Book No. 143, page 77 (Hampton Inn); THENCE leaving said Southerly side of said Van Reed Road S.R. 3021 South 42 degrees 43 minutes 45 seconds West 325.41 feet to a point a corner of Lot No. 6; THENCE along same North 50 degrees 25 minutes 15 seconds West and crossing a 30 feet wide Sanitary Sewer and Storm Drainage Easement 416.72 feet to a point in line of lands of Spring Investments; THENCE along same North 39 degrees 23 minutes 22 seconds East 346.20 feet to the first mentioned point and place of BEGINNING.

BEING Lot No. 9 on said Plan.

BEING the same premises which Hough/Loew Associates, Inc., a Pennsylvania Corporation, by Deed dated October 12, 1991 and recorded November 6, 1991, in the Office for the Recording of Deeds, in and for the County of Berks, Commonwealth of Pennsylvania in Record Book 2250 page 855, granted and conveyed unto State Farm Mutual Automobile Insurance Company, an Illinois Corporation.

Ridgewood Road, Surgery Center

ALL THAT CERTAIN building located East of Ridgewood Road and being building 2220 as shown on the Revised Land Development Plan of "Berkshire Place", recorded in Plan Book _____, page _____, Berks County Records, situate in the Borough of Wyomissing, County of Berks, Commonwealth of Pennsylvania, being more fully bounded and described as follows, to wit:

BEGINNING at the easternmost corner of Building 2220, said point being located the two (2) courses and distances from a drill hole on the East right-of-way line of Ridgewood Road sixty feet (60') wide, a corner in common with Lot No.2 of "Phase II of the Barber Farm Subdivision";

1 In a southeasterly direction along the aforementioned Lot No. 2 on a line bearing South fifty degrees twenty-five minutes fifteen seconds East (S. 50°25'15" E.), a distance of one hundred thirty-three feet (133.00');

2. In a southwesterly direction on a line bearing South thirty-nine degrees thirty-four minutes forty-five seconds West (S. 39°34'45" W.), a distance of fifty-one feet (51.00') to the Place of Beginning.

Thence extending around the perimeter of Building 2220 Berkshire Place the four (4) courses and distances to wit:

1. In a southwesterly direction on a line bearing South thirty-nine degrees thirty-four minutes forty-five seconds West (S. 39°34'45" W.), a distance of eighty feet (80.00');

2. In a northwesterly direction on a line bearing North fifty degrees twenty-five minutes fifteen seconds West (N. 50°25'15" W.), a distance of eighty-two feet (82.00');

3. In a northeasterly direction on a line bearing North thirty-nine degrees thirty-four minutes forty-five seconds East (N. 39°34'45" E.), a distance of eighty feet (80.00');

4. In a southeasterly direction on a line bearing South fifty degrees twenty-five minutes fifteen seconds East (S. 50°25'15" E.), a distance of eighty-two feet (82.00') to the Place of Beginning.

CONTAINING IN AREA six thousand five hundred sixty square feet (6,560).

BEING PART OF THE SAME PREMISES which Hough/Loew Associates, Inc., a Pa. Corp., by Deed dated October 10, 1996 and recorded in Berks County Record Book 2776 page 1890, granted and conveyed unto Berkshire Place 2200, Limited Partnership, a Pennsylvania limited partnership.

EXHIBIT C

Preliminary Due Diligence Checklist

1. Company Information
    a. Bios for key management team
    b. Organizational structure and ownership charts
    c. Description of entity ownership, ownership record book, and equity holder list
    d. List of medical staff by specialty (age, board certification)
    e. Description of physician recruitment efforts and plans
    f. List/description of key contracts (physicians, managed care, suppliers, software vendors, service agreements, facilities, etc.)
    g. Insurance certificate and loss run reports for the Operator/Tenant
    h. Description of current loans and material covenants
    i. Description of any pending, threatened, or past litigations
2. Certification, Compliance, and Regulator
    a. Accreditation certificates (JCAHO, AAAHC, etc.) and any accreditation survey reports and the responses to any noted deficiencies or to conditional accreditation
    b. Any governmental approvals, permits, certificates, registrations, licenses and the like required in order for the facility to conduct its business
    c. Quality reports or summary quality data for the facility
    d. Copies of Medicare Cost Report (if applicable)
    e. Summary of any notices from governmental entities regarding any possible violations
3. Real Estate Physical Assessment Due Diligence
    a. Environmental Phase I and physical assessment condition reports
    b. Surveys, title insurance policy, and title commitments
    c. Copies of any document affecting use of property (easements, HOAs, CCRCs, etc)
    d. Building floor plans and space measurement reports
    e. Any certificate or license needed to occupy and use the building
    f. List of major capital expenditures in the past three years
    g. Fixed asset roll-forward report and depreciation schedules
4. Financial Information
    a. Operator/Tenant and Guarantor Financial Statements
    b. Cash flow statement, income statement, and balance sheet
    c. Year-end and year-to-date for past three years
    d. Monthly for trailing twelve months (preferably in excel or text)
    e. Current and next year detailed budget with supporting assumptions
    f. Entity that owns real estate being sold (if applicable)
    g. Cash flow statement, income statement, and balance sheet
    h. Year-end and year-to-date for past three years
5. Information on real estate being sold
    a. Copies of appraisals done to obtain bank financing
    b. Copies of utility bills for past two years
    c. Copies of any leases or subleases

d. Property tax bills for the past two years (assessment notice & tax bills)
e. Summary/list of any building service contract (HVAC, elevators, etc)

6. Revenue Due Diligence
    a. Revenue break downs, collection rate, A/R schedule, and bad debt allowance by payor for past two years, including out-of-network and co-pays percentages
    b. Description of billing and collections systems and practices
    c. Utilization stats, case volumes and revenue by specialty and by physician
    d. List/decryption of contracts with insurance companies

EXHIBIT D

N/A

EXHIBIT E

Licenses

None.

EXHIBIT F

Required Notices to Governmental Authorities

None.

EXHIBIT G

Litigation

None.

EXHIBIT H

Insurance

None.

EXHIBIT I

THIS BILL OF SALE AND ASSIGNMENT (this "Bill of Sale and Assignment")' is made this ____ day of _________, 2016, by and between _________________, a _____________ ("Transferor"), and _________________, a _____________ ("Transferee"). All capitalized terms used herein, but not specifically defined herein, shall have the meanings given to such terms in that certain Asset Purchase Agreement dated _________________ (the "Agreement") by and between Transferor and Transferee.

RECITALS

A. Transferor is the owner of that certain real property located in _______________ County, ____________, consisting of approximately __________ acres as more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the "Land"). Transferor is also the owner of all buildings, structures and other improvements situated on the Land comprising the approximately ________ square foot, ________ unit ____________ facility (collectively, the "Improvements"), together with the Fixtures (as defined herein) used in connection therewith. The Land and the Improvements shall be referred to herein, collectively, as the "Facility."

B. Pursuant to the Agreement, Transferor is required to transfer and assign to Transferee as of the Closing Date (as defined in the Agreement) all of Transferor's right, title and interest in and to the Facility, including the Fixtures.

C. In order to perfect the transfer and vesting of the Fixtures to and in Transferee and in order that Transferee shall be in possession of an instrument evidencing the same, as set forth more fully herein and in the Agreement, Transferor and Transferee have made and entered into this Bill of Sale and Assignment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Transfer and Assignment of the Fixtures. Effective as of the date hereof, Transferor hereby grants, assigns, transfers, conveys and delivers to Transferee, absolutely and unconditionally, and free from all encumbrances and other claims of any kind, all of Transferor's right, title and interest in and to the Fixtures (as defined in the Agreement). Transferor hereby warrants and defends unto Transferee, its successors and assigns, all right, title and interest in the Fixtures against every person whomsoever claiming all or any part thereof or interest therein.

2. Acceptance. Except as otherwise provided in the Agreement, Transferee hereby accepts the foregoing transfer and assignment of the Fixtures.

3. Further Assurances. Transferor transfers the Fixtures to Transferee, its successor and assigns, to have and hold to and for its and their own use and benefit forever. Transferor, for itself and its successors and assigns, hereby covenants that, from time to time after the Closing Date, at Transferee's request and without further consideration, Transferor shall

execute and deliver such other instruments of conveyance and transfer and take such other actions as Transferee reasonably may require to vest more effectively the Fixtures in Transferee, its successors and assigns, and to place Transferee in possession of the Fixtures, and to do all other things and execute and deliver all other instruments and documents as may be required to effect the same.

4. Enforcement. In the event of any action or suit by either party hereto against the other arising from or interpreting this Bill of Sale and Assignment, the prevailing party in such action or suit shall, in addition to such other relief as may be granted, be entitled to recover its costs of suit and actual attorneys' fees, whether or not the same proceeds to final judgment.

5. Successors and Assigns. This Bill of Sale and Assignment shall be binding upon and inure to the benefit of Transferor and Transferee and their respective successors and assigns.

6. Counterparts. This Bill of Sale and Assignment may be executed in multiple counterparts, all of which shall be but one and the same instrument, binding on all parties when all separately executed copies have been fully delivered.

7. Governing Law. This Bill of Sale and Assignment shall be construed and enforced according to and governed by the laws of the State in which the Land is located.

[Remainder of Page Intentionally Left Blank. Signatures on Following Page.]

IN WITNESS WHEREOF, Transferor and Transferee have executed this Bill of Sale and Assignment as of the date first written above.

"Transferor"

______________________________,
a ____________________________

By: ___________________________
Name: _________________________
Title: __________________________

"Transferee"

______________________________,
a ____________________________

By: ___________________________
Name: _________________________
Title: __________________________

EXHIBIT J

N/A

EXIHIBIT K

Facility Lease

LEASE

between

[AFFILIATE OF GLOBAL MEDICAL REIT, INC.],
a Delaware limited liability company
as Landlord

AND

[BERKS EYE PHYSICIANS & SURGEONS, LTD.,
a Pennsylvania professional corporation /
RIDGEWOOD SURGERY ASSOCIATES, LLC,
a Pennsylvania limited liability company]
as Tenant

Dated as of _________, ___, 20___

LEASE

THIS LEASE ("Lease") is dated as of _________, ___, 20__, and is by and between ____ ___________________, a Delaware limited liability company ("Landlord"), and **[BERKS EYE PHYSICIANS & SURGEONS, LTD., a Pennsylvania professional corporation / RIDGEWOOD SURGERY ASSOCIATES, LLC, a Pennsylvania limited liability company]** ("Tenant"), on the other hand.

SECTION 1

1.1 Premises; Term. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant, and Tenant leases from Landlord, all of Landlord's rights and interests in and to the following (collectively, the "Premises"):

(a) the real property or properties described in Exhibit A hereto (the "Land");

(b) all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land, including alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and Capital Additions thereto (collectively, the "Leased Improvements");

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the "Related Rights"); and

(d) all fixtures and other items of real property, including all components thereof, now and hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment; and built in oxygen and vacuum systems (if any), all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the "Fixtures").

SUBJECT, HOWEVER, to the easements, encumbrances, covenants, conditions and restrictions and other matters that affect the Premises as of the date hereof or the Commencement Date or that are created thereafter as permitted hereunder, TO HAVE AND TO HOLD for (1) the Fixed Term (as defined below), and (2) the Extended Terms provided for in Section 19.1, unless this Lease is earlier terminated as hereinafter provided.

SECTION 2

2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular; (b) all

accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (c) all references in this Lease to designated "Sections," "Sections" and other subdivisions are to the designated Sections and other subdivisions of this Lease; (d) the word "including" shall have the same meaning as the phrase "including, without limitation," and other similar phrases; and (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Section, Section or other subdivision:

Additional Charges: As defined in Section 3.2.

Affiliate: Any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this definition, the definition of Controlling Person below, and Section 24.1.1 below, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise. Without limiting the generality of the foregoing, when used with respect to any corporation, limited liability company or other legal entity, the term "Affiliate" shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), Fifty Percent (50%) or more of any class of voting security or equity interests of such entity, (ii) any Subsidiary of such entity and (iii) any Subsidiary of a Person described in clause (i).

Affiliate Lease: That certain lease of even date herewith between Landlord and Affiliate Tenant for certain premises known as **[2220 Ridgewood Road, Wyomissing, Pennsylvania / 1802 Paper Mill Road, Wyomissing, Pennsylvania]**.

Affiliate Tenant: **[RIDGEWOOD SURGERY ASSOCIATES, LLC, a Pennsylvania limited liability company / BERKS EYE PHYSICIANS & SURGEONS, LTD., a Pennsylvania professional corporation]**.

Appraiser: As defined in Section 34.1

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

Bankruptcy Code: The United Stated Bankruptcy Code (11 U.S.C. § 101 et seq.), and any successor statute or legislation thereto.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

Capital Additions: Any additional structures annexed to any portion of any of the Leased Improvements, or the material expansion of existing improvements that are constructed on any

parcel or portion of the Land during the Term including the construction of a new wing or new story, or the repair, replacement, restoration, remodeling or rebuilding of the existing Leased Improvements or any portion thereof.

Code: The Internal Revenue Code of 1986, as amended.

Collateral: As defined in Section 16.7.1.

Commencement Date: The date hereof.

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Controlling Person: Any (i) Person(s) that, directly or indirectly (including through one or more intermediaries), controls Tenant and would be deemed an Affiliate of Tenant, including any partners, shareholders, principals, members, trustees and/or beneficiaries of any such Person(s) to the extent the same control Tenant and would be deemed an Affiliate of Tenant, and (ii) Person(s) that controls, directly or indirectly (including through one or more intermediaries), any other Controlling Person(s) and which would be deemed an Affiliate of any such Controlling Person(s).

Coverage Requirement. A minimum EBITDARM/Rent ratio from the combined operations of Tenant and Affiliate Tenant of 2:1, measured based on a trailing twelve (12) month period.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

EBITDARM. For any period, NOI, adjusted to add thereto, to the extent allocable to the Premises, without duplication, (i) interest expense; (ii) income tax expense; (iii) depreciation and amortization expense; (iv) rental expense; and (v) management fee expenses, in each case determined in accordance with GAAP, to the extent applicable.

Environmental Costs: As defined in Section 37.4.

Environmental Laws: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees and/or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, clean-up, transportation or regulation of any Hazardous Substance, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the

Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

Event of Default: As defined in Section 16.1.

Extended Terms: Collectively, the First Extended Term and the Second Extended Term.

Fair Market Value: The fair market value of the Premises, or applicable portion(s) thereof, determined in accordance with the appraisal procedures set forth in Section 34 and this definition. Fair Market Value shall be obtained by assuming that the Premises, or applicable portion(s) thereof, are unencumbered by this Lease. Fair Market Value shall also be the higher value obtained by valuing the Premises, or applicable portion(s) thereof, for their highest and best use or as a fully-permitted facility operated in accordance with the provisions of this Lease. In addition, the negative value of (i) any deferred maintenance or other items of repair or replacement of the Premises that are the responsibility of Tenant under this Lease; (ii) any then current or prior licensure or certification violations and/or admissions holds; and (iii) any other breach or failure of Tenant to perform or observe its obligations hereunder, shall not be taken into account in determining Fair Market Value; rather, the Premises shall be deemed to be in the condition required by this Lease (i.e., reasonably good order and repair) and Tenant shall at all times be deemed to have operated the Premises in compliance with and to have performed all obligations of the Tenant under this Lease.

First Extended Term: An additional term of five (5) years commencing upon the expiration of the Fixed Term and ending at 11:59 p.m. E.S.T. on the expiration of the fifth (5th) Lease Year thereafter.

Fiscal Year: Tenant's Fiscal Year, which now ends December 31 in each calendar year, with the new Fiscal Year beginning on the following January 1. If Tenant changes its Fiscal Year at any time during the Term, Tenant shall promptly give Landlord notice specifying such change. If any such change is made, all reporting and accounting procedures set forth in this Lease shall continue to be made in accordance with GAAP. Any appropriate adjustments to such procedures as a result of such change shall be made upon the mutual consent of Landlord and Tenant. No such change or adjustment shall alter the Term, and Tenant shall bear any accounting costs reasonably incurred by Landlord as a result of any such change or adjustment.

Fixed Term: The period of time commencing on the Commencement Date and ending at 11:59 p.m. E.S.T. on the expiration of the tenth (10th) Lease Year.

Fixtures: As defined in Section 1.1(d).

GAAP: Generally accepted accounting principles consistently applied.

Guarantor: Affiliate Tenant.

Guaranty: The Guaranty of even date herewith executed by Guarantor.

Handling: As defined in Section 37.4.

Hazardous Substances: Collectively, any medical waste, petroleum, petroleum product or byproduct or any substance, material or waste regulated or listed pursuant to any Environmental Law.

Impositions: Collectively, all taxes, including capital stock, franchise and other state taxes imposed on Tenant, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; ground rents; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Premises and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Tenant which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord's interest in the Premises, (ii) the Premises or any parts thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Premises or the leasing or use of the Premises or any parts thereof; provided, however, that the following shall be expressly excluded from the definition of "Impositions": (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord, (2) any tax imposed with respect to the sale, exchange or other disposition by Landlord of the Premises or the proceeds thereof, (3) any recording taxes, indebtedness taxes or other taxes imposed with respect to or in connection with any of the Mortgages, and (4) any principal or interest on any indebtedness on the Premises for which Landlord is the obligor, except to the extent that any tax, assessment, tax levy or charge, of the type described in any of clauses (1), (2) or (3) above is levied, assessed or imposed in lieu of or as a substitute for any tax, assessment, levy or charge which is otherwise included in this definition of an "Imposition."

Insurance Requirement: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Intangible Property: All accounts, proceeds of accounts, rents, profits, income or revenues derived from the use of rooms or other space within the Premises or the providing of services in or from the Premises; documents, chattel paper, instruments, contract rights, deposit accounts, general intangibles, commercial tort claims and causes of action, now owned or hereafter acquired by Tenant (including any right to any refund of any Impositions) arising from or in connection with Tenant's operation or use of the Premises; all licenses and permits now owned or hereinafter acquired by Tenant which are necessary or desirable for Tenant's use of the Premises for the Primary Intended Use, including, if applicable, any certificate of need or similar certificate; the right to use any trade name or other name associated with the Premises; and any and all third-party provider agreements (including Medicare and Medicaid, if applicable),

Investment Amount: The sum of Acquisition Price, plus all Capital Addition Costs funded by Landlord, if any.

Land: As defined in Section 1.1(a).

Lease: As defined in the preamble.

Lease Year: Each period of twelve (12) full calendar months from and after the Commencement Date, unless the Commencement Date is a day other than the first (1st) day of a calendar month, in which case the first Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) month following the month in which the Commencement Date occurs and each subsequent Lease Year shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year; provided, however, that the last Lease Year during the Term may be a period of less than twelve (12) full calendar months and shall end on the last day of the Term.

Leased Improvements: As defined in Section 1.1(b).

Legal Requirements: (i) All federal, state, county, municipal and other governmental statutes, laws (including common law and Environmental Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions, including those affecting the Premises, or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (1) require repairs, modifications or alterations in or to the Premises, (2) in any way adversely affect the use and enjoyment thereof, or (3) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance, and (ii) all covenants, agreements, restrictions, and encumbrances either now or hereafter of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant except as otherwise expressly permitted hereunder) affecting the Premises.

Landlord: As defined in the preamble.

Letter of Credit Requirements: As defined in Section 21.3.

Minimum Net Worth: Five Hundred Thousand Dollars ($500,000.00) in the aggregate, consisting of any combination of demonstrable fungible and fixed assets of both Tenant and Affiliate Tenant, including without limitation impounds and reserves required by Landlord under this Lease and the Affiliate Lease, and the Rent Reserve Fund under this Lease and the Affiliate Lease, all as determined in accordance with GAAP.

Minimum Rent: The amount of minimum rent as determined pursuant to Section 3.1.

Minimum Required Liquidity: Six (6) months of Minimum Rent.

Mortgage: As defined in Section 13.1.

Mortgagee: As defined in Section 13.1.

Mortgage Documents: With respect to each Mortgage and Mortgagee, the applicable Mortgage, loan or credit agreement, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, lease or other financing vehicle pursuant thereto.

Mortgage Reserve Account: As defined in Section 36.3.2.

NOI: The total revenues of the Premises for a given period less all operating expenses of the Premises for such period. For purposes of this definition, the term "operating expenses" shall include management fees equal to the greater of (i) 5% of gross revenues, or (ii) the actual management fees charged by the Manager (which shall in no event exceed 6% of gross revenues), but shall not include depreciation, amortization, impairments or interest expense.

Occupancy Arrangement: Any sublease, license or other arrangement with a Person for the right to use, occupy or possess any portion of the Premises.

Occupant: Any Person having rights of use, occupancy or possession under an Occupancy Arrangement.

Officer's Certificate: A certificate of Tenant signed by an officer duly authorized to so sign on Tenant's behalf.

Overdue Rate: The lesser of (a) the Prime Rate, as published in The Wall Street Journal from time to time, plus four percent (4%) per annum, or (b) the maximum rate of interest allowed to be charged by applicable law.

Payment Date: Any due date for the payment of the installments of Minimum Rent or any other sums payable under this Lease.

Person: Any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Personal Property: All machinery, furniture and equipment, including phone systems and computers, trade fixtures, inventory (including raw materials, work in process and finished goods), supplies and other personal property used or useful in the use of the Premises for their Primary Intended Use, other than Fixtures.

Premises: As defined in Section 1.1.

Primary Intended Use: The operation of an **[eye center / eye surgery center]** and such other uses necessary or incidental to such use, including, without limitation, office and administrative uses.

Purchase Contract: That certain Asset Purchase Agreement dated **[_______, 2016]**, by and between **[Paper Mill Partners, L.P. / Ridgewood Surgery Center, L.P.]** and Landlord's Affiliate.

Quarter: During each applicable Fiscal Year, the first three (3) calendar month period commencing on the first (1st) day of such Fiscal Year and each subsequent three (3) calendar month period within such Fiscal Year

Related Rights: As defined in Section 1.1(c).

Rent: Collectively, Minimum Rent, Additional Charges and all other amounts payable under this Lease.

Rent Reserve Fund: As defined in Section 21.2.

Second Extended Term: An additional term of five (5) years commencing upon the expiration of the First Extended Term and ending at 11:59 p.m. E.S.T. on the expiration of the fifth (5th) Lease Year thereafter.

State: The Commonwealth of Pennsylvania.

Subsidiaries: Corporations, partnerships, limited liability companies, business trusts or other legal entities with respect to which a Person owns, directly or indirectly (including through one or more intermediaries), more than fifty percent (50%) of the voting stock or partnership, membership or other equity interest, respectively.

Tenant: As defined in the preamble.

Term: The Fixed Term and any Extended Terms, unless earlier terminated pursuant to the provisions hereof.

Unsuitable for Its Primary Intended Use: A state or condition of the Premises such that by reason of Condemnation, in the good faith judgment of Landlord and Tenant, the Premises cannot be operated on a commercially practicable basis for the Primary Intended Use.

SECTION 3

3.1 Rent.

3.1.1 Method and Timing of Payment. Tenant shall pay to Landlord in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset or deduction, the amounts set forth hereinafter as Minimum Rent during the Term. Payments of Minimum Rent shall be made by wire transfer (or other electronic funds transfer) of funds initiated by Tenant to Landlord's account or to such other Person as Landlord from time to time may designate in writing. For the entire Fixed Term and each Extended Term, Tenant shall pay to Landlord Minimum Rent monthly, in advance, on or before the first (1st) day of each calendar month. The first monthly payment of Minimum Rent shall be payable on the Commencement Date (prorated as to any partial calendar month at the beginning of the Term).

3.1.2 Minimum Rent for First Lease Year. For the period from the Commencement Date and through and including the expiration of the second (2nd) Lease Year, monthly "Minimum Rent" shall initially be in an amount equal to

[Eye Center: Thirty-seven Thousand Four Hundred Fifty-six and 67/100 Dollars ($37,456.67) which is based on $26.44 per square foot times 17,000 square feet.]

[Surgery Center: Twenty Thousand Forty-seven and 8/100 Dollars ($20,047.08) which is based on $37.01 per square foot times 6,500 square feet.]

3.1.3 Minimum Rent Increases during Fixed Term. On the second (2nd) anniversary of the Commencement Date of the Fixed Term and on each successive second (2nd) anniversary thereafter during the Fixed Term, the monthly Minimum Rent shall increase to an amount equal to one hundred three percent (103%) of the Minimum Rent payable during the last full month of the immediately preceding Lease Year.

3.1.4 Minimum Rent during Extended Terms. At the commencement of each Lease Year during the Extended Term, monthly Minimum Rent shall be adjusted to an amount equal to Fair Market Rent, as provided in Section 19.2.

3.2 Additional Charges. In addition to the Minimum Rent, (i) Tenant shall also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Tenant assumes or agrees to pay under this Lease; and (ii) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (i) above, Tenant shall also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (i) and (ii) above being referred to herein collectively as the "Additional Charges"), and Landlord shall have the same remedies in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent.

3.3 Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated hereunder, the amount of which will be difficult to ascertain. Accordingly, if any installment of Rent shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (i) five percent (5%) of the amount of such installment per month until paid, or (ii) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, the amount unpaid, including any late charges, shall bear interest at the Overdue Rate compounded monthly from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.4 Net Lease. This Lease is and is intended to be what is commonly referred to as an absolute "net, net, net" or "triple net" lease. The Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit (as applicable) of the installments of Minimum Rent and Additional Charges throughout the Term.

SECTION 4

4.1 Impositions.

4.1.1 Subject to Section 12.1 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for nonpayment. Subject to Section 4.4 below and except as otherwise provided in this Lease, Tenant shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments.

4.1.2 Landlord shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord's net income, gross receipts, franchise taxes and taxes on its capital stock, and Tenant shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to Tenant's leasehold interest in the Premises and Tenant's Personal Property.

4.1.3 Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be reasonably necessary to prepare any required returns and reports to taxing authorities. If any property covered by this Lease is classified as personal property of Tenant for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records reasonably necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns and to the extent practicable, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

4.1.4 Subject to the conditions set forth in Section 12.1, Tenant may, upon notice to Landlord, at Tenant's option and at Tenant's sole cost and expense, protest, appeal, or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant's expense as aforesaid, shall reasonably cooperate with Tenant in such protest, appeal, or other action but at no cost or expense to Landlord, except, however, to the extent Landlord elects to have legal counsel and/or other professionals separately represent Landlord in such proceedings and, in that case, Landlord shall be solely responsible for any and all such costs and expenses of such legal counsel and/or other professionals. Billings for reimbursement by Tenant to Landlord of real property taxes shall be accompanied by copies of the bill therefor identifying the real property with respect to which such payments are to be made; provided, however, that Landlord shall be responsible for remitting the real estate taxes imposed on the Premises to the taxing authority and debiting the same from the Impound Account in accordance with Section 4.4; provided if the proceeds in the Impound Account are insufficient to pay the same, Tenant shall be obligated to fund any shortfall upon demand. Any refund due from any taxing authority in respect of any Imposition funded from the Impound Account shall be paid over to Tenant if no Event of Default shall have occurred and this Lease has terminated. Otherwise any other refund shall be deposited in the Impound Account and applied to the payment of future Impositions.

4.1.5 Landlord shall give prompt written notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord has actual knowledge (such notice to be accompanied by any and all invoices for same), but Landlord's failure to give any such notice shall in no way diminish Tenant's obligations hereunder to pay such Impositions.

4.1.6 Impositions imposed or assessed in respect of the tax-fiscal period during which the Term commences or terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such commencement or termination, and Tenant's obligation to pay its prorated share thereof shall survive termination of this Lease.

4.2 Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Premises. Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof may be imposed against Landlord, Tenant and/or the Premises by reason of any of the easements, covenants, conditions and/or restrictions affecting or benefiting the Premises and/or any part(s) thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Premises, including any and all costs and expenses associated with any utility, drainage and parking easements.

4.3 Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage (a) required to be maintained by Tenant hereunder; and (b) carried by Landlord as provided is Section 13.2.2.

4.4 Impound Account. Notwithstanding any provision of this Lease to the contrary, during the Term, Tenant shall deposit, at the time each payment of Minimum Rent is due by Tenant under this Lease, an amount equal to one-twelfth of (a) Tenant's estimated annual Impositions relating to real estate and personal property taxes, of every kind and nature, required pursuant to Section 4.1, and (b) the estimated amount of insurance premiums required to procure the insurance coverage required to be maintained (or paid) by Tenant pursuant to Section 13 below, into an impound account as directed by Landlord. The estimated amounts described in clauses (a) and (b) of the preceding sentence shall be established by Landlord in its reasonable discretion and may be adjusted from time to time by Landlord in its reasonable discretion. The cost of administering such impound account shall be paid by Tenant. At the time any payment of Impositions and/or insurance premiums for the insurance coverages required pursuant to Section 13 below is due, and upon request by Tenant, accompanied by copies of all tax bills, invoices or other evidence reasonably satisfactory to Landlord of the amounts so due, Landlord shall apply funds on deposit with Landlord in such impound account to the appropriate amount due to the appropriate taxing authority and/or insurance provider: provided, however, that (i) Landlord shall have no obligation to deliver funds in excess of the total amount of funds held in such account, and (ii) upon the occurrence and during the continuance of an Event of Default, Landlord shall not be obligated to make such payments, but may instead apply such funds to payment of Tenant's other obligations under this Lease in such order as Landlord may determine. On the Commencement Date, Tenant shall deposit with Landlord such amounts, when considered with the monthly payments to be made by Tenant pursuant to this Section, as may reasonably be required to pay the full amount of such Impositions and insurance premiums at the time(s) the same become next due, all as reasonably determined by Landlord. No amount

deposited with Landlord or into an impound account established pursuant to this Section shall be or be deemed to be escrow or trust funds, and at Landlord's option and in Landlord's discretion, any amounts deposited with Landlord may either be held in a separate account or be commingled by Landlord with the general funds of Landlord. Tenant shall not be entitled to interest on funds deposited with Landlord or contained in any impound account established pursuant to this Section. Any amounts deposited with Landlord or contained in any impound account established pursuant to this Section shall be solely for the protection of Landlord and the Premises and entail no responsibility on Landlord's part beyond the application of such amounts as provided above. In the event of a transfer of Landlord's interest in the Premises or an assignment of Landlord's interest in this Lease, Landlord shall have the right to transfer to the transferee the amounts deposited by Tenant with Landlord or in any impound account established by Landlord pursuant to this Section and the provisions hereof shall apply to every transfer or assignment of such amounts to such a transferee/assignee. The amounts deposited by Tenant with Landlord or in any impound account established by Landlord pursuant to this Section may also be assigned as security in connection with a Mortgage. Nothing contained in this Section shall be deemed to affect any right or remedy of Landlord hereunder.

SECTION 5

5.1 <u>No Termination, Abatement, etc</u>. Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as expressly set forth in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of damage to or destruction of the Premises, Condemnation of the Premises, any claim that Tenant has or might have against Landlord, or any bankruptcy, insolvency, reorganization or other proceedings affecting Landlord or any assignee or transferee of Landlord, or for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever that may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Premises and/or any part(s) thereof; or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder, except as otherwise specifically provided in this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by any termination of this Lease other than by reason of an Event of Default.

SECTION 6

6.1 <u>Ownership of the Premises</u>. Tenant acknowledges that the Premises are the property of Landlord and that Tenant has only the right to the exclusive possession and use of the Premises upon the terms and conditions of this Lease. Upon the expiration or earlier termination of this Lease, Tenant shall, at its expense, repair and restore the Premises to the condition required by Section 9.1.4.

6.2 Personal Property. Tenant shall provide and maintain during the entire Term all Personal Property necessary in order to operate the Premises in compliance with all licensure and certification requirements, all Legal Requirements and all Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use.

6.3 Transfer Capital Additions to Landlord. Upon the expiration or earlier termination of this Lease (unless such termination is the result of Tenant's purchase of the Premises), all Capital Additions not owned by Landlord shall become the property of Landlord, free of any encumbrance, and Tenant shall execute all documents and take any actions reasonably necessary to evidence such ownership and discharge any encumbrance. Notwithstanding anything to the contrary in this Lease, upon the expiration or earlier termination of this Lease, Landlord shall not be obligated to reimburse Tenant for any replacements, rebuildings, alterations, additions, substitutions, and/or improvements that are surrendered as part of or with the Premises.

SECTION 7

7.1 Condition of the Premises. Tenant acknowledges that it has been managing or operating the Premises and has knowledge of the condition of the Premises. Tenant is leasing the Premises "AS IS" in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Premises including any defects or adverse conditions not discovered or otherwise known by Tenant as of the date hereof. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2 Use of the Premises.

7.2.1 Tenant covenants that it will obtain and maintain all authorizations and approvals needed to use and operate the Premises for the Primary Intended Use and any other use conducted on the Premises as may be permitted from time to time hereunder in accordance with Legal Requirements including applicable licenses, provider agreements, permits, and Medicare and/or Medicaid certification (if applicable).

7.2.2 Tenant shall use or cause to be used the Premises and the improvements thereon for the Primary Intended Use. Tenant shall not use the Premises or any part(s) thereof for any other use without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed as long as the use of the Premises continues to be for a medical or medical office use.

7.2.3 Tenant shall operate continuously the entire Premises in accordance with the Primary Intended Use. Tenant shall devote the entirety of the Premises to the Primary

Intended Use, except for areas reasonably required for office, storage space or ancillary service uses incidental to the Primary Intended Use. Tenant shall employ its commercially reasonable judgment, efforts and abilities to operate the entirety of the Premises in such a manner so as to enhance the reputation and attractiveness of the Premises.

7.2.4 Tenant shall not commit or suffer to be committed any waste on the Premises or cause or permit any nuisance to exist thereon or with respect thereto.

7.2.5 Tenant shall neither suffer nor permit the Premises or any part(s) thereof, or Tenant's Personal Property, to be used in such a manner as (a) might reasonably tend to impair Landlord's title thereto or to any portion thereof or (b) may make possible a claim of adverse use or possession, or an implied dedication of the Premises or any part(s) thereof.

7.2.6 Tenant shall not commit or suffer to be committed any waste on the Premises or cause or permit any nuisance to exist thereon or with respect thereto.

7.2.7 There shall be no change in the holder of any license for the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.3 Landlord to Grant Easements, etc. Landlord shall, from time to time so long as no Event of Default has occurred and is continuing, at the request of Tenant and at Tenant's cost and expense, but subject to the approval of Landlord (which shall not be unreasonably withheld, conditioned or delayed), (a) grant easements and other rights in the nature of easements; and (b) release existing easements or other rights in the nature of easements which are for the benefit of the Premises. Except as set forth in Section 36.1 with respect to granting Mortgages, or unless otherwise requested by Tenant, Landlord shall not grant any easements or impose any covenants, conditions or restrictions on the Premises without Tenant's consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.4 Preservation of Value. Tenant acknowledges that a fair return to Landlord on its investment in the Premises is dependent, in part, on the concentration on the Premises during the Term of the core community business of Tenant and the Affiliate Tenant in the geographical area of the Premises. Tenant further acknowledges that diversion of patients from the Premises to other facilities or institutions and/or reemployment by Tenant of management or supervisory personnel working at the Premises following the expiration or earlier termination of this Lease at other facilities or institutions owned, operated or managed, whether directly or indirectly, by Tenant or its Affiliates could have a material adverse impact on the value and utility of the Premises. Accordingly, Landlord and Tenant agree as follows:

7.4.1 During the Term, neither Tenant nor any of its physicians or Affiliates, directly or indirectly, shall operate, own, manage or have any interest in or otherwise participate in or receive revenues from any other facility or institution providing services or goods similar to those provided in connection with the Premises and its Primary Intended Use, within a fifteen (15) mile radius outward from the outside boundary of the Premises. All distances shall be measured on a straight line rather than on a driving distance basis. In the event that any portion of such other facility or institution is located within such restricted area the entire facility

or institution shall be deemed located within such restricted area. The parties acknowledge and agree that (a) Dr. Peter C. Campanella operates a separate medical facility known as Campanella & Pearah (the "Competing Facility") that may compete with Tenant and its Affiliates, and (b) the foregoing restriction shall not apply to Dr. Peter C. Campanella's ownership and operation of the Competing Facility.

SECTION 8

8.1 Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to Section 12.1 regarding permitted contests, Tenant, at its expense, shall at all times (a) comply, in all material respects, with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Premises, whether or not compliance therewith may require structural changes in any of the Leased Improvements; provided, however, that Landlord shall promptly reimburse Tenant for any and all costs and expenses incurred by Tenant in the event structural changes are required for such compliance; and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for the use of the Premises for the applicable Primary Intended Use and for the proper erection, installation, operation and maintenance of the Premises. If, after thirty (30) days of receiving written notice from Landlord, Tenant fails to comply (or undertake commercially reasonable action to comply) with the provisions of this Section, Landlord may, but shall not be obligated to, enter upon the Premises and make all Capital Additions and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Premises, and, except as expressly set forth above, Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that none of the Premises, Tenant's Personal Property or any Capital Additions shall be used for any unlawful purpose.

SECTION 9

9.1 Maintenance and Repair.

9.1.1 Landlord, at its sole cost and expense, shall make all capital repairs and replacements, as needed, to the roof, exterior of the building and the structural portions of the building, consisting of load bearing walls, floor slabs and structural beams; provided, however, that if any repairs are required as a result of the negligence or willful acts of Tenant or its agents, contractors or employees, Tenant shall be responsible for the cost of such repair.

9.1.2 Tenant, at its sole cost and expense, shall be responsible for and shall maintain, repair and replace, as needed, all other portions of the Premises, including, but not limited to, ordinary repair and maintenance of plumbing and utility fixtures and floor coverings and repainting. Tenant shall maintain records of all such maintenance, repairs and replacements and provide copies of the same to Landlord upon request.

9.1.3 Unless Landlord shall convey any of the Premises to Tenant pursuant to the provisions of this Lease, Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Premises to Landlord in the condition in which the Premises was

originally received from Landlord or (if applicable) were originally introduced to the Premises, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear.

9.2 Encroachments; Restrictions. Tenant shall take all steps necessary to cause the Leased Improvements to not encroach upon any property, street, right-of-way, easement or set-back line, or to not violate any restrictive covenant or other agreement affecting the Premises.

SECTION 10

10.1 Construction of Capital Additions and Other Alterations to the Premises. Without the prior written consent of Landlord, Tenant shall not (a) make any Capital Additions on or structural alterations to the Premises; (b) enlarge or reduce the size of the Premises or otherwise materially alter or affect (other than repair and replacement thereof) any main building systems, including any main plumbing, electrical or heating, ventilating and air conditioning systems; or (c) make any Capital Additions or other alterations which would tie in or connect with any improvements on property adjacent to the Land. Tenant may, without Landlord's prior written consent, make any alterations, additions, or improvements (collectively, "alterations") to the Premises if such alterations are not of the type described in either clause (a), (b) or (c) above, so long as in each case: (i) the same do not (A) decrease the value of the Premises, (B) materially affect the exterior appearance of the Premises, or (C) adversely affect the structural components of the Leased Improvements or the main electrical, mechanical, plumbing or ventilating and air conditioning systems; (ii) the same are consistent or better in terms of style, quality and workmanship to the original Leased Improvements and Fixtures; (iii) the same are constructed and performed in accordance with the provisions of this Section; and (iv) the cost thereof does not exceed, in the aggregate, $200,000 for any twelve (12) month period. Any alterations (other than alterations described in clauses (a), (b) or (c) above, and other than alterations which meet the foregoing requirements of clauses (i), (ii), and (iii) and (iv) above) shall be subject to Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent Landlord's prior written consent shall be required in connection with any alterations or Capital Additions, Landlord may impose such conditions thereon in connection with its approval thereof as Landlord in its sole but reasonable judgment deems appropriate. Notwithstanding the foregoing, Landlord agrees that painting, landscaping, and replacement of floor, wall and window coverings shall be deemed alterations which do not require Landlord's consent, regardless of the cost thereof, so long as the same meet the requirements of clauses (ii) and (iii) above. With respect to any Capital Additions or alterations permitted hereunder, (A) all work done in connection with such construction shall be done promptly and in a good and workmanlike manner using first-class materials and in conformity with all Legal Requirements; (B) promptly following the completion of such construction, Tenant shall deliver to Landlord "as built" drawings of such addition, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work; and (C) if by reason of the construction thereof, a new or revised Certificate of Occupancy for any component of the Premises is required, Tenant shall obtain and furnish a copy of the same to Landlord promptly upon completion thereof.

SECTION 11

11.1 Liens. Subject to the provisions of Section 12.1 relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Premises, excluding, however, the matters that exist as of the Commencement Date.

SECTION 12

12.1 Permitted Contests. Tenant, upon prior written notice to Landlord, on its own or in Landlord's name, at Tenant's expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; subject, however, to the further requirement that (a) the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Premises; (b) neither the Premises nor the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (c) neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; and (d) Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Premises or the Rent by reason of such nonpayment or noncompliance. If any such contest is finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.

SECTION 13

13.1 Tenant's Insurance.

13.1.1 During the Term of this Lease, Tenant shall be responsible for and shall maintain (at Tenant's sole cost and expense): (a) Causes of Loss – Special Form property insurance insuring the Tenant's fixtures, equipment, furnishings, leasehold improvements, and other property within the Premises in an amount not less than the full insurable value thereof; (b) Business Income insurance with an indemnity period of at least twelve (12) months; (c) Commercial General Liability Insurance, protecting against any third-party claims occurring in or about any part of the Premises with a combined single limit for bodily injury and property damage of at least $2 million per occurrence/$4 million aggregate for all occurrences; (d) worker's compensation insurance having such limits and under such terms and conditions as are required by applicable law, and (e) medical professional liability, with amounts not less than Three Million and No/100 Dollars ($3,000,000.00) per occurrence and Six Million and No/100 Dollars ($6,000,000.00) in the annual aggregate. The insurance policies under subsections (c) and (d) shall name Landlord and Landlord's Mortgagees as additional insureds, as their respective interests may appear.

13.1.2 In addition to the insurance described above, Tenant shall maintain such additional insurance as may be reasonably required from time to time by Landlord and shall further at all times maintain adequate workers' compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Premises in accordance with Legal Requirements.

13.2 Landlord's Insurance.

13.2.1 Landlord shall be responsible for and shall maintain Causes of Loss – Special Form property insurance insuring on the Premises, in amounts not less than the replacement cost. The term "replacement cost" shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality. If either party believes that the replacement cost has increased or decreased at any time during the Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company reasonably acceptable to both parties (the "impartial appraiser"). The party desiring to have the replacement cost so redetermined (the "requesting party") shall forthwith, on receipt of such determination by the impartial appraiser, give written notice thereof to the other party hereto. The determination of the impartial appraiser shall be final and binding on the parties hereto, and Landlord shall forthwith increase or decrease the amount of the insurance carried pursuant to this Section to the amount so determined by the impartial appraiser, but in no event shall the same be decreased to below the amount that is required by Landlord's Mortgagee. The requesting party shall pay the fee, if any, of the impartial appraiser. If Tenant has made improvements to the Premises, Landlord may, at Tenant's expense, have the replacement cost redetermined at any time after such improvements are made, regardless of when the replacement cost was last determined.

13.2.2 Tenant shall be responsible for and shall reimburse Landlord for the payment of all insurance premiums for all insurance carried by Landlord with respect to the Premises. Unless Landlord otherwise directs Tenant to make payments to the Impound as provided in Section 4.4, Tenant shall reimburse Landlord for all such insurance premium payments made by Landlord within thirty (30) days after receipt of Landlord's invoice or notification of payment for same. If Tenant's makes payments to the Impound Account, Landlord shall use the proceeds of the Impound Account to pay for Landlord's insurance; provided if the proceeds in the Impound Account are insufficient to pay for the same, Tenant shall be obligated to fund any shortfall upon demand.

13.3 Waiver of Subrogation. All insurance policies carried by either party covering the Premises and Tenant's Personal Property including property insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party waives any claims it has against the other party to the extent such claim is covered by insurance.

13.4 Policy Requirements. All of the policies of insurance referred to in Section 13.1 shall be written in form satisfactory to Landlord and by insurance companies with a policyholder rating of "A" and a financial rating of "X" in the most recent version of Best's Key Rating Guide. Additionally, all of the insurance referred to in Subsections 13.1.1 (a), (b) (c) and (d) shall be on an occurrence (rather than a claims-made) basis. Tenant shall deliver the policies required under Section 13.1.1, or certificates thereof, to Landlord prior to their effective date

(and with respect to any renewal policy, shall deliver to Landlord's reasonable satisfaction, evidence of renewal at least thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. The deductible for each of Tenant's policies shall be commercially reasonable.

13.5 Increase in Limits. If Landlord shall at any time believe the limits of the insurance required of Tenant hereunder to be insufficient, the parties shall endeavor to agree in writing on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party reasonably selected by Landlord and Tenant. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by Landlord's Mortgagee.

13.6 Blanket Policies and Policies Covering Multiple Locations. Notwithstanding anything to the contrary contained in this Section, Tenant's and Landlord's obligations to carry the insurance provided for herein may be brought within the coverage of a blanket policy or policies of insurance carried and maintained by them; provided, however, that the coverage afforded will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Section are otherwise satisfied. For any liability policies covering any other facilities in addition to the Premises, Landlord may require excess limits as Landlord reasonably determines.

13.7 No Separate Insurance. Tenant shall not, on Tenant's own initiative or pursuant to the request or requirement of any third party, (a) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section to be furnished by, or which may reasonably be required to be furnished by, Tenant or (b) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Mortgagees, are included therein as additional insured and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Tenant shall immediately notify Landlord of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies. All insurance required of Tenant hereunder shall be primary and non-contributory with respect to any insurance carried by Landlord.

SECTION 14

14.1 Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Premises under any policy of insurance required to be carried hereunder shall be paid to Landlord and used by Landlord for the reasonable costs of reconstruction or repair, as the case may be, of any damage to or destruction of the Premises. Any excess proceeds of such insurance

remaining after the completion of (and payment for) the restoration or reconstruction of the Premises (or in the event neither Landlord nor Tenant is required or elects to repair and restore, all such insurance proceeds) shall be retained by Landlord, except as otherwise specifically provided below in this Section. All salvage resulting from any risk covered by insurance shall, at Landlord's option, belong to Landlord.

14.2 Casualty. In the event the Premises suffers casualty damage or destruction during the term of this Lease:

14.2.1 If (i) such damage or destruction renders the Premises unfit for occupancy and the conduct of Tenant's business thereon and cannot be repaired within one hundred eighty (180) days of the date of such damage or destruction, or (ii) Landlord notifies Tenant that Landlord shall not rebuild or restore the Premises pursuant to Subsection 14.2.3 below, either party may terminate this Lease by written notice to the other (specifying a termination date no later than one hundred eighty (180) days thereafter), given within thirty (30) days after such party's receipt of notification of Landlord's architect's opinion or notice by Landlord to Tenant that it shall not rebuild or restore the Premises, as the case may be. In the event of termination by either party as provided herein, as of the effective date of termination, the term of this Lease shall end.

14.2.2 If such damage or destruction does not affect Tenant's occupancy and conduct of its business thereon or can be fully repaired within one hundred eighty (180) days of the date of such damage or destruction, Landlord shall rebuild and restore the Premises and the improvements thereon to substantially the same condition of the Premises immediately prior to such damage or destruction.

14.2.3 Notwithstanding anything to the contrary contained herein, Landlord shall be relieved of any obligation to rebuild or restore the Premises if Landlord's mortgagee does not permit sufficient casualty insurance proceeds payable as a result thereof to be made available for rebuilding or reconstruction.

14.2.4 Except in the event of the termination of this Lease, for any period in which Tenant is deprived of occupancy of the Premises as a result of total or partial damage or destruction to the Premises, the Rent and all other sums payable to Landlord hereunder shall be abated. If Tenant can effectively use a portion but not all of the Premises, the Rent and all other sums shall be abated proportionately, taking into consideration the portion of the Premises rendered unfit for occupancy for the normal conduct of Tenant's business, until the earlier of: (a) Tenant's reopening for business in the damaged or destroyed area, or (b) thirty (30) days after Landlord completes all of its reconstruction or repair work in the damaged or destroyed area.

14.3 Waiver. Tenant waives any statutory rights of termination that may arise by reason of any damage or destruction of the Premises.

SECTION 15

15.1 Condemnation.

15.1.1 Total Taking. If the Premises are totally and permanently taken by Condemnation, this Lease shall terminate as of the day before the Date of Taking.

15.1.2 Partial Taking. If a portion of the Premises is taken by Condemnation, this Lease shall remain in effect if the Premises is not thereby rendered Unsuitable for Its Primary Intended Use (except that this Lease shall terminate with respect to the portion of the Premises so taken), but if the Premises are thereby rendered Unsuitable for its Primary Intended Use, this Lease shall terminate as of the day before the Date of Taking. In the event of any such partial taking in which the Lease is not so terminated and such partial taking affects the building (as opposed to components of the Premises such as parking, landscaping, sidewalks, etc.), Minimum Rent shall be adjusted in a manner that is fair, just and equitable to both Landlord and Tenant.

15.1.3 Restoration. If there is a partial taking of the Premises and this Lease remains in full force and effect pursuant to Section 15.1.2, Landlord utilize the portion of the Award necessary and specifically identified or allocated for restoration of the Premises shall to accomplish all necessary restoration whether or not the amount provided or allocated by the Condemnor for restoration is sufficient.

15.1.4 Award Distribution. The entire Award shall belong to and be paid to Landlord, except that Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, lost profits value and moving expenses.

15.1.5 Temporary Taking. The taking of the Premises and/or any part(s) thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than one hundred eighty (180) consecutive days. During any shorter period, which shall be considered a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

15.1.6 Sale under Threat of Condemnation. A sale by Landlord to any Condemnor, either under threat of Condemnation or while Condemnation proceedings are pending, shall be deemed a Condemnation for purposes of this Lease. Subject to Tenant's consent, which shall not be unreasonably withheld, conditioned or delayed, Landlord may, without any obligation to Tenant, agree to sell and/or convey to any Condemnor all or any portion of the Premises free from this Lease and the rights of Tenant hereunder without first requiring that any action or proceeding be instituted or pursued to judgment.

SECTION 16

16.1 Events of Default. Any one or more of the following shall constitute an "Event of Default":

16.1.1 a default shall occur under any other lease or other agreement or instrument, now or hereafter with or in favor of Landlord or any Affiliate of Landlord and made by or with Tenant or any Affiliate of Tenant where such default is not cured within applicable notice and cure periods in such lease, agreement or instrument;

16.1.2 Tenant shall fail to pay any installment of Rent by the fifteenth (15th) day of the applicable calendar month and does not cure such failure within ten (10) days of notice from Landlord that the same is past due;

16.1.3 except as otherwise specifically provided for in this Section, if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant commences to cure such failure within such 30-day period and thereafter proceeds promptly and with reasonable diligence to cure the failure and diligently completes the curing thereof; provided, however, that (i) such notice shall be in lieu of and not in addition to any notice required under applicable law; and (ii) in no event shall the cure period set forth above continue for more than sixty (60) days after the initial notice of such default is delivered by Landlord to Tenant;

16.1.4 Tenant or any Guarantor shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency act, make an assignment for the benefit of its creditors, consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

16.1.5 Tenant or any Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing a receiver of Tenant or Guarantor or of the whole or substantially all of Tenant's or Guarantor's property and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof;

16.1.6 Tenant or any Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all its assets (except to the extent such a sale is expressly permitted hereunder);

16.1.7 any breach or default of the provisions of Section 24.1 occurs;

16.1.8 any of the representations or warranties made by Tenant herein or by any Guarantor in the Guaranty proves to be untrue when made in any material respect;

16.1.9 any license or third-party provider reimbursement agreements material to operation of the Premises for its Primary Intended Use are at any time terminated or revoked or suspended for sixty (60) consecutive days or more;

16.1.10 Tenant fails to give notice to Landlord not later than ten (10) days after any notice, claim or demand from any governmental authority, or any officer acting on behalf thereof, of any material violation of any Legal Requirement with respect to the operation of the Premises. For purposes of this Subsection, a "material violation" shall mean a violation of any such Legal Requirement that is reasonably likely to (i) have a material adverse effect on Tenant's operations in the Premises; or (ii) impose any liability on Landlord;

16.1.11 Tenant fails to cure or abate any material violation (except for violations being contested by Tenant pursuant to Section12.1 hereof) occurring during the Term that is claimed by any governmental authority, or any officer acting on behalf thereof, of any law, order, ordinance, rule or regulation pertaining to the operation of the Premises, and within the time permitted by such authority for such cure or abatement. For purposes of this Subsection, a "material violation" shall mean a violation of any such law, order, ordinance, rule or regulation that is reasonably likely to (i) have a material adverse effect on Tenant's operations in the Premises; or (ii) impose any liability on Landlord;

16.1.12 Tenant fails to notify Landlord within three (3) Business Days after receipt of any notice from any governmental agency terminating or suspending or reflecting a material risk of imminent termination or suspension, of any material license or certification relating to the Premises;

16.1.13 any proceedings are instituted against Tenant by any governmental authority that are reasonably likely to result in (i) the revocation of any license granted to Tenant that is material to the operation of the Premises; (ii) the decertification of the Premises from participation in the Medicare or Medicaid reimbursement program if participation in such programs is applicable and is material to the operation of the Premises; or (iii) the issuance of a stop placement order against Tenant;

16.1.14 any default and acceleration of any indebtedness of borrowed money in excess of $250,000 of Tenant, Guarantor or any Affiliate of Tenant or Guarantor has occurred;

16.1.15 any default shall occur under any Guaranty;

16.1.16 Tenant fails maintain the Coverage Requirement for two (2) successive reporting quarters, and thereafter does not meet the Coverage Requirement within two (2) reporting quarters after receipt of notice thereof from Landlord;

16.1.17 Tenant fails to maintain the Minimum Net Worth; provided, however, that such event shall only constitute an Event of Default hereunder if Landlord delivers notice of such failure to Tenant and if such failure continues beyond any cure period expressly afforded by Landlord to Tenant in such notice (it being agreed, however, that the decision as to whether a cure period shall be granted and the duration of such cure period, if any, shall be determined by Landlord in its sole and absolute discretion); or

16.1.18 Any Event of Default shall occur under the Affiliate Lease.

16.2 Certain Remedies. If an Event of Default shall have occurred and is continuing, Landlord may terminate this Lease, by giving Tenant written notice of such termination and the Term shall terminate and all rights of Tenant under this Lease shall cease. Landlord shall have all rights at law and in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable and documented attorneys' fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to this Section, Tenant shall, to the extent permitted by law, if required by Landlord so to do, immediately surrender to Landlord possession of the Premises and quit the same and Landlord may enter upon and repossess the Premises by summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and any of Tenant's Personal Property from the Premises.

16.3 Damages. The (a) termination of this Lease; (b) repossession of the Premises; (c) failure of Landlord, notwithstanding reasonable good faith efforts, to relet the Premises; (d) reletting of all or any portion of the Premises (which shall be for the account of Tenant); or (e) failure or inability of Landlord to collect or receive any rentals due upon any such reletting, shall not relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. If any such termination occurs, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Premises to and including the date of such termination. Thereafter, following any such termination, Tenant shall forthwith pay to Landlord, at Landlord's option, as and for liquidated and agreed current damages for an Event of Default by Tenant, the sum of:

16.3.1 the worth at the time of award of the unpaid Rent (including all monthly Minimum Rent) which had been earned and unpaid at the time of termination,

16.3.2 the worth at the time of award of the amount by which the unpaid Rent (including all monthly Minimum Rent) for the balance of the then current Term (not including any Extended Terms that have not yet been exercised, but including any Extended Term which has been exercised but has not yet commenced) after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; provided, however, that any such reletting of the Premises by Landlord shall be for Tenant's account, plus

16.3.3 any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease.

As used in Subsections 16.3.1 above, the "worth at the time of award" shall be computed by allowing interest at the Overdue Rate. As used in Subsection 16.3.2 above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus One Percent (1%). Alternatively, if Landlord does not elect to terminate this Lease and repossess the Premises, then Tenant shall pay to Landlord, at Landlord's option, as and for agreed damages for such Event of Default without termination of Tenant's right to possession of the Premises and any Capital Additions, each installment of said Rent (including the monthly Minimum Rent) and other sums payable by Tenant to Landlord under this Lease as the same becomes due and payable with respect to the

Premises, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease.

16.4 Receiver. Upon the occurrence and during the continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Premises and/or of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5 Waiver. If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Section, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession; and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.6 Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default that are made to Landlord rather than Tenant due to the existence of an Event of Default (including all rentals received as a result of any reletting) shall be applied to Tenant's obligations in the order which Landlord may determine or as may be prescribed by the laws of the State in which the Premises are located.

16.7 Landlord's Security Interest. The parties intend that if an Event of Default occurs and is continuing under this Lease, Landlord will control the Personal Property and the Intangible Property so that Landlord or its designee or nominee can operate or re-let the Premises intact for their Primary Intended Use. Accordingly, to implement such intention, and for the purpose of securing the payment and performance obligations of Tenant hereunder, Landlord and Tenant agree as follows:

16.7.1 Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in, and an express contractual lien upon, all of Tenant's right, title and interest in and to the Personal Property and in and to the Intangible Property and any and all products, rents, proceeds and profits thereof in which Tenant now owns or hereafter acquires an interest or right, including any leased Personal Property, and all of Tenant's right, title and interest in and to the impound account established pursuant to Section 4.4 above (collectively, the "Collateral"). This Lease constitutes a security agreement covering all such Personal Property and the Intangible Property. The security interest granted to Landlord with respect to the Personal Property in this Subsection is subordinate to any security interest granted by Tenant in connection with the financing or leasing of all or any portion of the Personal Property.

16.7.2 Tenant hereby authorizes Landlord to file such financing statements, continuation statements and other documents as may be necessary or desirable to perfect or continue the perfection of Landlord's security interest in the Collateral. In addition, if required by Landlord at any time during the Term, Tenant shall execute and deliver to Landlord, in form reasonably satisfactory to Landlord, additional security agreements, financing statements, fixture filings and such other documents as Landlord may reasonably require to perfect or continue the perfection of Landlord's security interest in the Collateral. In the event Tenant fails to execute

any financing statement or other documents for the perfection or continuation of Landlord's security interest, Tenant hereby appoints Landlord as its true and lawful attorney-in-fact to execute any such documents on its behalf, which power of attorney shall be irrevocable and is deemed to be coupled with an interest.

16.7.3 Tenant will give Landlord at least thirty (30) days' prior written notice of any change in Tenant's name, identity, jurisdiction of organization or corporate structure. With respect to any such change, Tenant will promptly execute and deliver such instruments, documents and notices and take such actions, as Landlord deems reasonably necessary or desirable to create, perfect and protect the security interests of Landlord in the Collateral.

SECTION 17

17.1 Landlord's Right to Cure Tenant's Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder within thirty (30) days after written demand by Landlord (except in case of emergencies), Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Premises for such purpose and take all such action thereon as, in Landlord's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable and documented attorneys' fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand.

SECTION 18

INTENTIONALLY OMITTED

SECTION 19

19.1 Renewal Terms. Provided that no Event of Default has occurred and is continuing, either at the date of exercise or upon the commencement of the First Extended Term or the Second Extended Term (as applicable), then Tenant shall have the right to renew this Lease with respect to the Premises of all (but not less than all) of the Premises for each of the Extended Terms. Tenant shall exercise its renewal options for the First Extended Term and the Second Extended Term by written notice to Landlord of Tenant's election to exercise such renewal option at least twelve (12) months prior to the expiration of the Fixed Term and/or the First Extended Term (as applicable). During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect, except for the Minimum Rent, which shall be as set forth in Section 19.2. In the event Tenant fails to exercise its renewal options as set forth in this Section 19.1, this Lease shall terminate as of the end of the then current Term.

19.2 Determination of Fair Market Rent. If Tenant's renewal options are exercised as provided in the preceding Section, Landlord shall notify Tenant, in writing, of the proposed Fair Market Rent for the Premises at least eight (8) months prior to the expiration of the then

applicable Term. "Fair Market Rent" shall be the anticipated rate in effect for the Premises as of the commencement of the applicable Extended Term, based upon the rents generally in effect for new leases of space in the area in which the Premises are located of equivalent quality, size, utility and location, with the length of the extended term and the credit standing of Tenant to be taken into account. Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, free rent or the like) or other tenant inducements. If Tenant does not accept the rate set forth in Landlord's notice, Tenant shall have the right, upon notice sent to Landlord within fifteen (15) days of receipt of Landlord's notice containing the proposed Fair Market Rent, to require that Fair Market Rent be determined by an appraisal. If Tenant does not so notify Landlord, Tenant shall be deemed to have accepted the Fair Market Rent set forth in Landlord's notice. In the event Tenant elects to have an appraisal, the following shall apply:

19.2.1 Landlord shall send written notice to Tenant ("Landlord's Notice") designating the name of Landlord's independent, third party Appraiser ("Landlord's Appraiser").

19.2.2 Within five (5) days of receipt of Landlord's notice, Tenant shall notify Landlord of either (i) Tenant's acceptance of Landlord's Appraiser; or (ii) the name of Tenant's independent third party Appraiser ("Tenant's Appraiser"). If Tenant fails to so notify Landlord, Tenant shall be deemed to have accepted Landlord's Appraiser.

19.2.3 If Tenant accepts Landlord's Appraiser, the Fair Market Rent shall be determined by Landlord's Appraiser within thirty (30) days of Landlord's Notice.

19.2.4 If Tenant does not accept Landlord's Appraiser, within thirty (30) days of Landlord's Notice Landlord's Appraiser and Tenant's Appraiser shall each state what they believe the Fair Market Rent to be. If the two (2) rates vary by five percent (5%) or less, then the Fair Market Rent shall be the average of the two (2) rates. If the two (2) rates vary by more than five percent (5%), such two Appraisers shall select an independent third party Appraiser no later than sixty (60) days after Landlord's Notice, and within five (5) days after such appointment, the third Appraiser shall select one (1) of the two (2) rates set by Landlord's Appraiser and Tenant's Appraiser as the Fair Market Rent.

19.2.5 Each party shall bear the cost of its Appraiser; provided, however (i) if Tenant accepts Landlord's Appraiser, the parties shall share equally the cost of Landlord's Appraiser; or (ii) if a third Appraiser is appointed, the parties shall share equally the cost of such third Appraiser.

19.2.6 "Appraiser" shall mean a real estate broker who has a minimum of five (5) years' experience in the Reading, Pennsylvania leasing market for properties to the Premises, who is licensed by the State, and who is not affiliated with either party or involved in an active transaction with either party.

SECTION 20

20.1 Holding Over. If Tenant shall for any reason remain in possession of the Premises after the expiration or earlier termination of the Term, such possession shall be as a

month-to-month tenant during which time Tenant shall pay as Rent each month one hundred fifty percent (150%) of the sum of (a) monthly Minimum Rent applicable to the prior Lease Year, together with (b) all Additional Charges and all other sums payable by Tenant pursuant to this Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Premises. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

SECTION 21

21.1 Rent Reserve Fund. Tenant will maintain and demonstrate, on demand from Landlord, a cash (including cash equivalents and accounts receivable) account on its balance sheet, or alternatively, at Tenant's option, a letter of credit (the "Rent Reserve Letter of Credit") at least equal to the Minimum Required Liquidity (the "Rent Reserve Fund"). Tenant may use the cash account or direct the Landlord to draw upon the Rent Reserve Letter of Credit, as applicable, to pay Rent (a "Rent Reserve Fund Draw"). If a Rent Reserve Fund Draw occurs, then Tenant will apply all NOI (before (a) any obligation or debt to an Affiliate of Tenant is paid; and (b) any profits or salaries are distributed to Tenant's owners or their assignees) to the replenish the Rent Reserve Fund until the Rent Reserve Fund reaches the Minimum Required Liquidity. The Rent Reserve Fund will count as part of any cash reserve requirement and in the Minimum Net Worth computation.

21.2 Letter of Credit Requirements. The following requirements shall apply to any letters of credit posted by Tenant in connection with this Lease (the "Letter of Credit Requirements"):

21.2.1 Each letter of credit must be unconditional, irrevocable and in substantially the form attached hereto as Exhibit C (or another form satisfactory to Landlord).

21.2.2 Each letter of credit must be issued by a financial institution having offices located in New York, New York and otherwise reasonably satisfactory to Landlord.

21.2.3 Tenant understands that Landlord is relying upon the financial condition of the issuer of the letter of credit, as a primary inducement to Landlord to lease the Premises to Tenant. In the event Moody's rating on the issuer's long term senior debt becomes less than Baa2 while the letter of credit is outstanding, Landlord may notify Tenant of such fact, and Tenant shall have ten (10) Business Days from the date of such notice within which to either (i) secure the letter of credit with additional collateral acceptable to Landlord in its sole discretion; (ii) provide a substitute letter of credit in the same form as the letter of credit but issued by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least Baa2 by Moody's or equivalent rating service; or (iii) have the letter of credit confirmed by a banking institution reasonably satisfactory to Landlord having its senior long term debt rated at least Baa2 by Moody's or equivalent rating service. Failure to do one of the foregoing within such time shall constitute an Event of Default and shall entitle Landlord to present the letter of credit for payment at any time after such default, without providing Tenant any further notice or

opportunity to cure, and the entire sum drawn thereunder shall be held by Landlord as provided in Subsection 21.2.13, below.

21.2.4 Each letter of credit mush expressly permit partial drawings on multiple occasions.

21.2.5 Each letter of credit shall provide that it is assignable by Landlord without charge to Landlord and without limitation on the permitted number of assignments.

21.2.6 Unless otherwise provided herein, the initial letter of credit shall expire no sooner than twelve (12) months from the date thereof. The letter of credit must be satisfactorily renewed or replaced with replacement letters of credit meeting all of the Letter of Credit Requirements except that the expiration date shall be no less than twelve (12) months from the date of issuance. Such renewal or replacement letters of credit must be in Landlord's possession no later than sixty (60) days prior to the expiration of the then current letter of credit. Tenant shall be responsible for obtaining such renewal or replacement letters of credit at its sole expense. Failure to renew a letter of credit in accordance with the foregoing will entitle Landlord to present the letter of credit for payment, without providing Tenant any notice or opportunity to cure, and the entire sum drawn thereunder shall be held by Landlord as provided in subsection 21.2.13, below.

21.2.7 Each letter of credit shall provide that it will be honored upon a signed statement by Landlord that Landlord is entitled to draw upon such letter of credit under this Lease and shall require no signature or statement from any party other than Landlord.

21.2.8 Each letter of credit shall provide that, following the honor of any drafts in an amount less than the aggregate amount thereof, the financial institution shall return the original letter of credit to Landlord and Landlord's rights as to the remaining amount of such letter of credit will not be extinguished.

21.2.9 In the event of a transfer of Landlord's interest in the Premises, Landlord may transfer any letter of credit held by Landlord to the transferee and thereupon shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of any such letter of credit to a new Landlord.

21.2.10 Landlord's rights in and to any letter of credit may be assigned and pledged by Landlord to a Mortgagee as security in connection with a Mortgage.

21.2.11 Tenant will not assign or encumber the letter of credit or any part thereof and agrees that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

21.2.12 Upon the occurrence and during the continuance of an Event of a Default, in addition to any or all of its other remedies contained in this Lease, Landlord shall have the right (but not the obligation) to present the letter of credit for payment and to draw thereon, in whole or in part. In the event of any such draw, Landlord may require that Tenant

forthwith provide Landlord with an additional letter of credit in an amount sufficient to restore the aggregate amounts of the letter(s) of credit held by Landlord to the amount prior to such draw.

21.2.13 Landlord may use or apply the whole or any part of the amounts drawn on the letter(s) of credit (the "Proceeds") for the payment of Tenant's obligations under this Lease. Any Proceeds not otherwise applied to amounts then due Landlord shall serve as security for the prompt, full, and faithful performance by Tenant of the terms and provisions of this Lease. Tenant's obligation to furnish the letter of credit and any use, application or retention by Landlord of all or any part of the Proceeds shall not be deemed in any way to constitute liquidated damages for any default by Tenant, or to limit the remedies to which Landlord is otherwise entitled under the terms of this Lease. In the event the Proceeds are reduced below the original amount of the letter of credit by such use or application, Tenant shall deposit with Landlord, within ten (10) days after notice, an amount sufficient to restore the amount of the Proceeds to the original amount. Landlord shall not be required to keep the Proceeds separate from Landlord's general funds or pay interest on the Proceeds. Provided Tenant has performed all of its obligations under this Lease, any remaining portion of the Proceeds shall be returned to Tenant within thirty (30) days subsequent to the expiration of the Term. No trust or fiduciary relationship is created herein between Landlord and Tenant with respect to the Proceeds. If Landlord transfers the Premises during the Term of this Lease, Landlord may pay the Proceeds to Landlord's successor-in-interest, in which event the transferring Landlord shall be released from all liability for the return of the Proceeds.

21.2.14 Landlord shall return the letter of credit to Tenant within thirty (30) days following the expiration of the Term; provided however, no such release shall occur at any time when Tenant has failed to perform any of its obligations under the under the Lease, regardless of whether any applicable notice or cure periods have expired.

21.3 Subordination of Debt and Distributions. Tenant will not subordinate the Rent payable under this Lease to any creditor obligation or debt. Rent will be paid and received, and current under this Lease, before (a) any other creditor obligation or debt is paid; and (b) any profits or salaries are distributed to Tenant's owners or their assignees.

SECTION 22

INTENTIONALLY OMITTED

SECTION 23

23.1 General Indemnification.

23.1.1 In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and its Affiliates from and against all liabilities, obligations, claims, damages penalties, causes of action, costs and expenses, including

reasonable and documented attorneys', consultants' and experts' fees and expenses (collectively, "Losses"), imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises; (b) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Premises; or (c) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (d) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Premises to be performed by any party thereunder; (e) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Premises or any Capital Additions to the extent such Person is engaged by Tenant; and (f) the violation of any Legal Requirement by Tenant or its Affiliates, except those which arise or result from the negligence or willful misconduct of Landlord or its Affiliates. Any amounts that become payable by Tenant under this Section shall be paid within ten (10) days after written demand by Landlord, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or its Affiliates or may compromise or otherwise dispose of the same as Tenant sees fit; provided, however, that any legal counsel selected by Tenant to defend Landlord shall be reasonably satisfactory to Landlord. Landlord shall cooperate in the defense of any such actions, suits and proceedings. All indemnification covenants are intended to apply to losses, damages, injuries, claims, etc. incurred directly by the indemnified parties and their property, as well as by the indemnifying party or third party, and their property. For purposes of this Section, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant. It is understood and agreed that payment shall not be a condition precedent to enforcement of the foregoing indemnification obligations. Payments by Tenant in respect of any Losses are limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by Landlord or Tenant in respect of any such indemnity claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other charge-backs. Regarding any payment made under Section 23 in respect of Losses,

23.1.2 Landlord shall indemnify and save Tenant its Affiliates harmless from and against all claims against Tenant arising from any direct damage to the Premises and any bodily injury to Tenant's employees, agents or invitees resulting from the gross negligence or willful misconduct of Landlord or its agents. This indemnity and hold harmless agreement shall include indemnity from and against any and all Losses incurred in or in connection with any such claim or proceeding brought thereon, but shall be limited to the extent any insurance proceeds collectible by Tenant or such injured party with respect to such damage or injury are insufficient to satisfy same.

SECTION 24

24.1 Transfers.

24.1.1 Assignment.

(a) Tenant shall not, without Landlord's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), either directly or indirectly or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or Tenant's leasehold estate hereunder; (ii) engage the services of any Person for the management or operation of all or any part of the Premises or any Capital Additions; (iii) convey, sell, assign, transfer or dispose of any stock or partnership, membership or other interests (whether equity or otherwise) in Tenant (which shall include any conveyance, sale, assignment, transfer or disposition of any stock or partnership, membership or other interests (whether equity or otherwise) in any Controlling Person(s)), if such conveyance, sale, assignment, transfer or disposition results, directly or indirectly, in a change in control of Tenant (or in any Controlling Person(s)); (iv) dissolve, merge, reorganize, recapitalize, exchange shares or consolidate Tenant (which shall include any dissolution, merger, reorganization, recapitalization, exchange of shares or consolidation of any Controlling Person) with any other Person, if such dissolution, merger, reorganization, recapitalization, exchange of shares or consolidation, directly or indirectly, results in a change in control of Tenant or in any Controlling Person(s); (v) sell, convey, assign, or otherwise transfer all or substantially all of the assets of Tenant (which shall include any sale, conveyance, assignment, or other transfer of all or substantially all of the assets of any Controlling Person(s)); or (vi) enter into or permit or allow to be entered into any agreement or arrangement to do any of the foregoing or to grant any option or other right to any Person to do any of the foregoing (each of the aforesaid acts referred to in clauses (i) through (vi) being referred to herein as a "Transfer"). If Tenant so allows, causes, permits or suffers any such Transfer without Landlord's consent in each such instance, such event shall constitute an Event of Default by Tenant under this Lease.

(b) Notwithstanding the foregoing, Landlord's consent to an assignment shall not be required as long as (i) the creditworthiness of the proposed assignee is equal to or greater than the combined creditworthiness of Tenant and Guarantor as of the date of this Lease or the date of the proposed assignment, whichever is higher; and (ii) the proposed assignee meets all other requirements of this Lease. If the creditworthiness of the proposed assignee or replacement Guarantor is less than the combined creditworthiness of Tenant and Guarantor as of the date of this Lease or the date of the proposed assignment, whichever is higher; Landlord's consent to an assignment shall not be unreasonably withheld, conditioned or delayed as long as (i) the proposed assignee meets all other requirements of this Lease, and (ii) Tenant and Guarantor are not released from liability under this Lease. Except as set forth in the first sentence of this subsection 24.1.1(b), it is understood that Landlord may nonetheless withhold consent despite satisfaction of the conditions in the foregoing subsections based on other reasonable grounds. This Lease may only be assigned to a party that also is the assignee of the interest of the Affiliate Tenant under the Affiliate Lease.

24.1.2 Subletting. Subletting will not require approval of Landlord but will be limited to ancillary licensed medical operators, services and concessions (including pharmacy, ambulance service, physician joint venture, mobile imaging, etc.). Landlord will not unreasonably withhold, condition or delay its consent for subleases of vacant space to other third party subtenants. Tenant will not pledge or encumber any sublease rents to any third party. After the occurrence and during the continuance of any Event of Default under this Lease, all sublease

rents will be paid directly to Landlord. Except as provided in this Section 24, Tenant shall not, without Landlord's prior written consent in each instance, allow, cause, permit or suffer all or any portion of the Premises to be leased, subleased or licensed to, or used or occupied by, any other Person and Landlord may, in Landlord's sole and absolute discretion, grant, withhold or place conditions upon such consent. If Tenant allows, causes, permits or suffers any sublease or occupancy without Landlord's prior written consent if required hereunder, same shall constitute an Event of Default by Tenant under this Lease.

24.1.3 Costs. Tenant shall reimburse Landlord for Landlord's reasonable and documented costs and expenses incurred in conjunction with the processing and documentation of any request to Transfer, including attorneys', architects', engineers' or other consultants' fees, whether or not such Transfer is actually consummated.

24.1.4 No Release of Tenant's Obligations. No assignment, conveyance, subletting or other action pursuant to this Section shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder.

24.1.5 REIT Protection. Anything contained in this Lease to the contrary notwithstanding, (a) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the Occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the Occupant, assignee, manager or other transferee; (b) Tenant shall not furnish or render any services to an Occupant, assignee, manager or other transferee with respect to whom Transfer Consideration is required to be paid or manage or operate the Premises and/or any Capital Additions so Transferred with respect to which consideration for the Transfer is being paid; (c) Tenant shall not consummate a Transfer with any Person in which Landlord or its Affiliate owns an interest, directly or indirectly by applying constructive ownership rules set forth in Section 856(d)(5) of the Code; and (d) Tenant shall not consummate a Transfer with any Person or in any manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any Occupancy Arrangement to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or that could cause any other income of Landlord or its Affiliate to fail to qualify as income described in Section 856(c)(2) of the Code.

24.1.6 Transfers in Bankruptcy. In the event of a Transfer or assignment of this Lease pursuant to the provisions of the Bankruptcy Code, all consideration payable or otherwise to be delivered in connection with such Transfer or assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any consideration constituting Landlord's property pursuant to the immediately preceding sentence and not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. For purposes of this Subsection, the term "consideration" shall mean and include money, services, property and any other thing of value such as payment of costs, cancellation or forgiveness of indebtedness, discounts, rebates, barter and the like. If any such consideration is in a form other than cash (such as in kind, equity interests, indebtedness earn-outs, or other deferred payments, consulting or management fees,

etc.), Landlord shall be entitled to receive in cash the then present fair market value of such consideration.

SECTION 25

25.1 Officer's Certificates and Financial Statements.

25.1.1 Officer's Certificate. At any time and from time to time upon Tenant's receipt of not less than ten (10) Business Days' prior written reasonable request by Landlord, Tenant shall furnish to Landlord an Officer's Certificate certifying (a) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (b) the dates to which the Rent has been paid; (c) whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge; and (d) responses to such other questions or statements of fact as Landlord, any ground or underlying lessor, any purchaser or any current or prospective Mortgagee shall reasonably request. Tenant's failure to deliver such statement within such time shall constitute an acknowledgment by Tenant that (i) this Lease is unmodified and in full force and effect except as may be represented to the contrary by Landlord; (ii) Landlord is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (iii) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Section may be relied upon by Landlord and any current or prospective Mortgagee, ground or underlying lessor or purchaser of the Premises or any portion thereof.

25.1.2 Statements. Tenant shall furnish the following statements to Landlord:

(a) Tenant shall, as soon as available and in any event within one hundred (120) days after the end of each Fiscal Year, provide to Landlord annual financial statements of Tenant for such Fiscal Year, including therein the balance sheets of Tenant as of the end of such Fiscal Year and statements of earnings and statements of cash flow of Tenant for such Fiscal Year, in each case verified in a manner acceptable to Landlord by independent certified public accountants of recognized national standing selected by Tenant and reasonably acceptable to Landlord (the form of such verification to be reasonably satisfactory to Landlord), prepared in accordance with GAAP, except as otherwise noted therein, on a basis consistent with prior periods and fairly presenting the financial condition of Tenant at the end of such Fiscal Year and the immediately preceding Fiscal Year and in comparative columnar form. Landlord may require that Tenant's financial statements be audited, as long as Landlord reimburses Tenant for the reasonable additional costs associated with preparation of such audited financial statements.

(b) Tenant shall, as soon as available and in any event within forty-five (45) days after the end of each Quarter, provide to Landlord quarterly financial statements of the Tenant for such Quarter, including therein the balance sheets of Tenant as of the end of such Quarter, and statements of earnings and statements of cash flow of Tenant for such Quarter.

(c) with the statements submitted pursuant to Subsection (a) of this Section, a certificate signed on behalf of Tenant by the principal financial or accounting officer of Tenant to the effect that no Event of Default specified herein nor any event which, upon notice or with

the passage of time or both, would constitute such an Event of Default has occurred and is continuing, or, in each case, if any such Event of Default or event has occurred and is continuing, specifying the nature and extent thereof; and

(d) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Tenant as Landlord may reasonably request, including, without limitation, prompt notice of any Event of Default or any event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default and prompt notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined, would materially adversely affect Tenant's or the Premises' business, operations, properties, assets or condition, financial or otherwise.

25.1.3 Licensing Information. Tenant shall promptly furnish to Landlord complete copies of all surveys, examinations, inspections, compliance certificates and similar reports of any kind issued to Tenant or its property manager by any governmental agencies or authorities having jurisdiction over the licensing of the operation of the Premises that are material to the Premises or their ownership or operation.

SECTION 26

26.1 Landlord's Right to Inspect and Show the Premises. Tenant shall permit Landlord and its authorized representatives, upon reasonable prior notice, to (a) inspect the Premises and (b) exhibit the same to prospective purchasers and lenders, and during the last twelve (12) months of the Term to prospective lessees or managers, in each instance during usual business hours and subject to any reasonable security, health, safety or confidentiality requirements of Tenant or any Legal Requirement or Insurance Requirement. Tenant shall cooperate with Landlord in exhibiting the Premises to prospective purchasers, lenders, lessees and managers. Additionally, Landlord shall have the right to make site visits to the Premises for purposes of inspecting the Premises (other than those portions that contain patient medical records or information or, that at the time of the inspection, are occupied by patients) from time to time (but not more than twice in any Lease Year absent an Event of Default), as Landlord may determine in its reasonable discretion; provided, however, that Landlord shall, in good faith, use commercially reasonable efforts to minimize any material interference with Tenant's use of the Premises by reason of such inspection and access. Landlord acknowledges that Tenant has represented and informed Landlord that Tenant must at all times maintain a sterile environment and maintain certain safeguards regarding a sterile operating environment and confidential information, including protected health information ("PHI"), which safeguards are mandated by law, including, without limitation, by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). In the course of inspecting or accessing the Premises, Landlord will comply with any safeguards mandated by HIPAA provided same are disclosed in writing by Tenant to Landlord and any reasonable request made by Tenant to Landlord with regard to preserving a sterile operating environment and information confidentiality. Landlord shall, at its expense, repair any damage to the Premises caused by Landlord's inspection thereof, and shall indemnify and hold harmless Tenants and its Affiliates from and against any and all claims, actions, suits, liens, damages, liabilities, losses and expenses or personal injury and/or property damage to the extent attributable to any acts performed in exercising Landlord's rights under this Section 26.

SECTION 27

27.1 No Waiver. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

SECTION 28

28.1 Remedies Cumulative. Each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

SECTION 29

29.1 Acceptance of Surrender. No surrender to Landlord of this Lease or of the Premises shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

SECTION 30

30.1 No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate; and (b) the fee estate in the Premises.

SECTION 31

31.1 Conveyance by Landlord. Landlord may, without the consent or approval of Tenant, sell, transfer, assign, convey or otherwise dispose of the Premises, subject, however, to this Lease. If Landlord or any successor owner of the Premises shall sell, transfer, assign, convey or otherwise dispose of the Premises other than as security for a debt, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord with respect to the Premises under this Lease arising or accruing from and after the date of such sale, transfer, assignment or other disposition and all such future liabilities and obligations with respect to the Premises shall thereupon be binding upon such purchaser, grantee, assignee or transferee.

SECTION 32

32.1 Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations

hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or created thereafter as permitted hereunder or thereafter consented to by Tenant.

SECTION 33

33.1 Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a "notice") must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Landlord:	____________________ c/o Global Medical REIT, Inc. 4800 Montgomery Lane, Suite 450 Bethesda, Maryland 20814 Fax: 202 380 0891 Attn: Alfonzo Leon Fax: 202 380 0891
with a copy to:	Bradley Arant Boult Cummings LLP 1600 Division Street, Suite 700 Nashville, TN 37203 Attn: Ann Peldo Cargile Fax: 615-252-2373
If to Tenant:	**[Berks Eye Physicians & Surgeons, LTD. 1802 Papermill Road Wyomissing, PA 19610 Attention:Dominic C. Izzo, Jr. Fax No.:610-376-6968 E-mail:phacoi@aol.com** **[Ridgewood Surgery Associates, LLC. 2200 Ridgewood Road Wyomissing, PA 19610 Attention:Dominic C. Izzo, Jr. Fax No.:610-376-6968 Email:phacoi@aol.com]**
with a copy to:	Barley Snyder LLP P.O. Box 942 Reading, PA 19603-0942Attn.: Troy B. Rider, Esquire Fax: 610-376-5243

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided

above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In lieu of notice by U.S. Mail, either party may send notices by facsimile or by a nationally recognized overnight courier service which provides written proof of delivery (such as UPS or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, provided that an original of such facsimile is also sent to the intended addressee by another method approved in this Section, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier's delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes.

SECTION 34

34.1 Appraiser. If it becomes necessary to determine the Fair Market Value of the Premises for any purpose of this Lease, the same shall be determined by an independent appraisal firm, in which one or more of the members, officers or principals of such firm are Members of the Appraisal Institute (or any successor organization thereto) and who are expert in valuation of facilities used for the Primary Intended Use, as may be reasonably selected by Landlord and approved by Tenant (the "Appraiser"). Landlord shall cause such Appraiser to determine the Fair Market Value of the Premises as of the relevant date (giving effect to the impact, if any, of inflation from the date of the Appraiser's decision to the relevant date) and the determination of such Appraiser shall be final and binding upon the parties. A written report of such Appraiser shall be delivered and addressed to each of Landlord and Tenant. To the extent consistent with sound appraisal practice as then existing at the time of any such appraisal, an appraisal of Fair Market Value for purposes of this Lease shall take into account and shall give appropriate consideration to all three customary methods of appraisal (i.e., the cost approach, the sales comparison approach and the income approach), and no one method or approach shall be deemed conclusive simply by reason of the nature of Landlord's business or because such approach may have been used for purposes of determining the fair market value of the Premises at the time of acquisition thereof by Landlord. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Landlord and Tenant shall each pay one-half (1/2) the fees and expenses of the Appraiser and all other costs and expenses incurred in connection with such appraisal. If Landlord and Tenant are unable to agree upon the Appraiser within fifteen (15) days after Landlord notifies Tenant of the identity of Landlord's selected Appraiser, then the following shall apply:

34.1.1 Within fifteen (15) days after Tenant's receipt of Landlord's selected Appraiser, Tenant shall by notice to Landlord appoint a second Appraiser meeting the requirements set forth above to act on its behalf. In such event, the Appraisers thus appointed shall, within sixty (60) days after the date of Landlord's notice of its originally selected Appraiser, proceed to determine the Fair Market Value of the Premises as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if Tenant fails to appoint its Appraiser within the time permitted, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within such sixty (60) day period, then the determination of such sole Appraiser shall be final and binding upon the parties.

34.1.2 If the two Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed five percent (5%) of the lesser of such amounts, then the Fair Market Value of the Premises shall be an amount equal to average of the two appraisals. If the difference between the amounts so determined shall exceed five percent (5%) of the lesser of such amounts, then such two Appraisers shall have twenty (20) days to appoint a third Appraiser meeting the above requirements, but if such Appraisers fail to do so, then either party may request the CPR or AAA (as such terms are defined in Section 44.1.1) or any successor organization(s) thereto to appoint an Appraiser meeting the above requirements within twenty (20) days of such request, and both parties shall be bound by any appointment so made within such twenty (20) day period. If no such Appraiser shall have been appointed within such twenty (20) days or within one hundred five (105) days of the original request for a determination of Fair Market Value, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any Appraiser appointed by the original Appraisers, by the CPR or AAA or by such court shall be instructed to one of the two (2) the Fair Market Values of the Premises, as determined by the original two (2) Appraisers, as the Fair Market Value within thirty (30) days after appointment of such Appraiser.

34.1.3 The determination by the third Appraiser described above (if applicable), shall be final and binding upon Landlord and Tenant as the Fair Market Value of the Premises. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.

34.1.4 If the foregoing two (2) or three (3) Appraiser system is utilized, then Landlord and Tenant shall each pay the fees and expenses of the Appraiser appointed by it and each shall pay one-half (1/2) of the fees and expenses of any third Appraiser.

SECTION 35

35.1 Ongoing Required Maintenance and Capital Expenditures. Tenant will maintain and demonstrate, on demand from Landlord, a cash (including cash equivalents and accounts receivable) capital reserve account on its balance sheet of at least $25,000 (the "Capital Reserve Fund"). Tenant may draw upon the Capital Reserve Fund (a "Capital Reserve Fund Draw") for repair and replacement of facility fixed equipment, systems, HVAC, and similar capital repairs and replacement ("Approved Capital Costs"). If a Capital Reserve Fund Draw occurs, then Tenant shall replenish the Capital Reserve by an amount equal to the amount of the Capital Reserve Fund Draw within twelve (12) months thereafter. The Capital Reserve Fund will count as part of any cash reserve requirement and in the Minimum Net Worth computation.

SECTION 36

36.1 Landlord May Grant Liens. Without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any Mortgage upon the Premises. This Lease is and at all times shall be subject and subordinate to any Mortgage that may now or hereafter affect the Premises and to all renewals, modifications, consolidations, replacements and extensions thereof or any part(s) or portion(s) thereof; upon condition that the

mortgagee provides Tenant with a subordination and non-disturbance agreement in a commercially reasonable form. If, in connection with obtaining financing or refinancing for the Premises, a Mortgagee or prospective Mortgagee shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Tenant shall not unreasonably withhold or delay its consent thereto and Landlord shall reimburse Tenant for all costs and expenses in connection with such modifications including, without limitation, reasonable and documented attorneys' fees and costs.

36.2 Attornment. If Landlord's interest in the Premises is sold, conveyed or terminated upon the exercise of any remedy provided for in any Mortgage, or otherwise by operation of law: (a) at the new owner's option, Tenant shall (i) attorn to and recognize the new owner as Tenant's Landlord under this Lease upon the condition that the new owner provides a commercially reasonable attornment agreement to Tenant or (ii) enter into a new lease substantially in the form of this Lease with the new owner upon terms acceptable to Tenant in its discretion; and (b) the new owner (unless such owner had knowledge of any of the following prior to such sale, conveyance of termination) shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination, (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination, (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month's rent, unless such modification, amendment or prepayment shall have been approved in writing by the Mortgagee or, in the case of such prepayment, such prepayment of rent has actually been delivered to such successor lessor, or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such successor lessor. Landlord shall remain liable for any obligations of Landlord hereunder arising from or accruing prior to the date of the transfer of the Premises by Landlord.

36.3 Compliance with Mortgage Documents.

36.3.1 With respect to any Mortgages and any refinancing of any Mortgage, prior to the execution and delivery of any Mortgage Documents relating thereto, Landlord shall provide copies of the same to Tenant for Tenant's review. Tenant acknowledges that any Mortgage Documents executed by Landlord will impose certain obligations on the "Borrower" thereunder to comply with or cause the operator and/or lessee of the Premises to comply with all representations, covenants and warranties contained therein relating to the Premises and the operator and/or lessee thereof, including, covenants relating to (a) the maintenance and repair of the Premises; (b) maintenance and submission of financial records and accounts of the operation of the Premises and related financial and other information regarding the operator and/or lessee of the Premises; (c) the procurement of insurance policies with respect to the Premises; and (d) without limiting the foregoing, compliance with all Legal Requirements relating to the Premises and the operation thereof for their Primary Intended Use. For so long as any Mortgages encumber the Premises, or any portion thereof, and except as otherwise provided in this Lease, Tenant covenants and agrees, to operate the Premises in strict compliance with the terms and conditions of the Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby), or to the extent that any of such duties and obligations may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord in the performance thereof

(other than payment of any indebtedness evidenced or secured thereby); *provided, however,* that Landlord shall use good faith efforts to ensure that the duties and obligations imposed upon Tenant by the Mortgage Documents relating thereto and this Section entered into after the Commencement Date are not materially more burdensome to Tenant than Tenant's obligations to Landlord under this Lease.

SECTION 37

37.1 Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located, stored, disposed of, released or discharged in, on, under or about the Premises or incorporated in the Premises; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Premises in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use and which are brought, kept, used and disposed of in strict compliance with Legal Requirements.

37.2 Notices. Tenant shall provide to Landlord promptly, and in any event immediately upon Tenant's receipt thereof, a copy of any notice or notification with respect to (a) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Premises; (b) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Premises; (c) any claim made or threatened by any Person against Tenant or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (d) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Premises, including any complaints, notices, warnings or asserted violations in connection therewith.

37.3 Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Premises or any adjacent property thereto, or if Tenant, Landlord or the Premises becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Premises, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation with respect to the Premises. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord's costs and expenses incurred in connection therewith.

37.4 Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, "Environmental Costs") (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before (but only during such period of time that Tenant or its Affiliate occupied and/or owned the Premises) or during the Term (a) the production, use,

generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Premises (collectively, "Handling"); (b) the presence of any Hazardous Substances in, on, under or about the Premises and (c) the violation of any Legal Requirements (including Environmental Laws). "Environmental Costs" include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, reasonable and documented attorney's fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing. Without limiting the scope or generality of the foregoing, Tenant expressly agrees to reimburse Landlord for any and all costs and expenses incurred by Landlord:

37.4.1 In investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Premises;

37.4.2 In bringing the Premises into compliance with all Legal Requirements; and

37.4.3 Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Premises or offsite.

If any claim is made hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within thirty (30) calendar days after receipt by Tenant of written notice thereof. If any such claim is not so paid, Tenant agrees also to pay interest on the amount paid from the date of the first notice of such claim, at the Overdue Rate.

37.5 Environmental Inspection. If Landlord reasonably believes the Premises to be in violation of applicable Environmental Laws, then (a) Landlord shall have the right, from time to time, and upon not less than five (5) days' written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Premises and all Capital Additions to determine the existence or presence of Hazardous Substances on or about the Premises or any such Capital Additions; (b) Landlord shall have the right to enter and inspect the Premises and all Capital Additions, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Premises or any such Capital Additions; (c) Landlord may retain such experts as it deems necessary or desirable to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith; and (d) all costs and expenses incurred by Landlord under this Section shall be paid on demand as Additional Charges by Tenant to Landlord; provided, however, that absent an Event of Default, Landlord shall only be permitted to conduct such testing once during any Lease Year. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant's tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at

the termination of this Lease. The obligations set forth in this Section shall survive the expiration or earlier termination of the Lease.

SECTION 38

38.1 Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into one or more short form memoranda of this Lease, each in form suitable for recording under the laws of the applicable State. Tenant shall pay all costs and expenses of recording any such memoranda and shall fully cooperate with Landlord in removing from record any such memoranda upon the expiration or earlier termination of the Term.

SECTION 39

INTENTIONALLY OMITTED

SECTION 40

INTENTIONALLY OMITTED

SECTION 41

41.1 Authority. If Tenant is a corporation, limited liability company, trust, or partnership, Tenant and each individual executing this Lease on behalf of Tenant represent and warrant that each is duly authorized to execute and deliver this Lease on behalf of Tenant and shall concurrently with the execution and delivery of this Lease to Landlord deliver to Landlord evidence of such authority satisfactory to Landlord.

SECTION 42

42.1 Attorneys' Fees. If Landlord or Tenant brings an action or other proceeding (including an arbitration pursuant to Section 44) against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable attorneys' fees incurred therein. In addition to the foregoing and other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord's reasonable and documented attorneys' fees, Tenant shall pay, as Additional Charges, all of Landlord's reasonable and documented attorneys' fees incurred in connection with the administration or enforcement of this Lease after the occurrence and during a continuance of an Event of Default.

SECTION 43

43.1 Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker (except for the Tenant's broker described in the Purchase Contract, which broker shall not be entitled to a separate commission upon the rents payable pursuant to this Lease) which would give rise to the payment of any fee or brokerage commission in connection with this Lease and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising

out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

SECTION 44

44.1 Submission to Arbitration.

44.1.1 Except as provided below, any controversy, dispute or claim of whatsoever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort or statute, shall be determined by final and binding, confidential arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes ("CPR"), by a sole arbitrator mutually selected by Landlord and Tenant from among the CPR Panel of Distinguished Neutrals; provided, however, that if the CPR (or any successor organization thereto) no longer exists, then such arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with its then-existing Commercial Arbitration Rules, and the sole arbitrator shall be selected in accordance with such AAA rules. Any arbitration hereunder shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16 (or any successor legislation thereto), and judgment upon the award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. If Landlord and Tenant are not able to agree on an arbitrator, then an arbitrator shall be appointed by the CPR or AAA upon application by either party. The cost of the arbitrator and the expenses relating to the arbitration (exclusive of legal fees) shall be borne equally by Landlord and Tenant unless otherwise specified in the award of the arbitrator. Such fees and costs paid or payable to the arbitrator shall be included in "costs and reasonable attorneys' fees" for purposes of Section 42.1 and the arbitrator shall specifically have the power to award to the prevailing party pursuant to such Section 42.1 such party's costs and expenses incurred in such arbitration, including fees and costs paid to the arbitrator.

44.1.2 The provisions of this Section shall not apply to:

(a) Any unlawful detainer or other similar summary or expedited proceeding for ejectment or recovery of possession of the Premises instituted by Landlord in accordance with applicable Legal Requirements as the result of an Event of Default or alleged Event of Default by Tenant pursuant to this Lease, and any compulsory counterclaim of Tenant with respect thereto. In addition, if permitted by applicable Legal Requirements, Landlord shall be entitled in connection with any such proceeding to seek any damages to which it is entitled at law, including those set forth in Section 16.

(b) Any specific controversy, dispute, question or issue as to which this Lease specifically provides another method of determining such controversy, dispute, question or issue and provides that a determination pursuant to such method is final and binding, unless both Landlord and Tenant agree in writing to waive such procedure and proceed instead pursuant to this Section.

(c) Any request or application for an order or decree granting any provisional or ancillary remedy (such as a temporary restraining order or injunction) with respect to any right or obligation of either party to this Lease, and any preliminary determination of the underlying controversy, dispute, question or issue as is required to determine whether or not to grant such relief. A final and binding determination of such underlying controversy, dispute, question or issue shall be made by an arbitration conducted pursuant to this Section after an appropriate transfer or reference to the arbitrator selected pursuant to this Section upon motion or application of either party hereto. Any ancillary or provisional relief which is granted pursuant to this clause (c) shall continue in effect pending an arbitration determination and entry of judgment thereon pursuant to this Section.

SECTION 45

45.1 Miscellaneous.

45.1.1 Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of, Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination. In addition, all claims against, and all liabilities and indemnities hereunder of, Tenant shall continue in full force and effect and in favor of the Landlord named herein and its successors and assigns, notwithstanding any conveyance of the Premises to Tenant.

45.1.2 Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

45.1.3 Non-Recourse. Tenant specifically agrees to look solely to the Premises (and any proceeds thereof) for recovery of any judgment from Landlord. It is specifically agreed that no constituent partner in Landlord or officer, director or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord or Tenant ever be liable to the other for any indirect or consequential damages.

45.1.4 INTENTIONALLY OMITTED.

45.1.5 Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Section 24.1, upon Tenant and its successors and assigns.

45.1.6 Termination Date. If this Lease is terminated by Landlord or Tenant under any provision hereof, and upon the expiration of the Term (collectively, the "termination date"), the following shall pertain:

(a) Tenant shall vacate and surrender the Premises to Landlord in the condition required by this Lease. Prior to such vacation and surrender, Tenant shall remove any items which Tenant is permitted or required to remove hereunder. Tenant shall, at Tenant's cost, repair any damage to such Premises caused by such vacation and/or removal of any items which Tenant is required or permitted hereunder to remove. Any items that Tenant is permitted to remove but which Tenant fails to remove prior to the surrender to Landlord of such Premises shall be deemed abandoned by Tenant, and Landlord may retain or dispose of the same as Landlord sees fit without claim by Tenant thereto or to any proceeds thereof. If Landlord elects to remove and dispose of any such items abandoned by Tenant, the cost of such removal and disposal shall be an Additional Charge payable by Tenant to Landlord upon demand.

(b) Without limiting any other provision of this Lease, upon any such termination or expiration of this Lease, the following shall pertain:

(i) Tenant agrees to defend, protect, indemnify, defend and hold harmless Landlord from and against any and all claims, costs, losses, expenses, damages, actions, and causes of action for which Tenant is responsible under this Lease (including Tenant's indemnification obligations under this Lease that accrue or have accrued on or before the termination date.

(ii) Tenant shall remain liable for the cost of all utilities used in or at the Premises through the termination date and accrued and unpaid, whether or not then billed, as of the termination date until full payment thereof by Tenant. Tenant shall obtain directly from the companies providing such services closing statements for all services rendered through the termination date and shall promptly pay the same. If any utility statement with respect to such Premises includes charges for a period partially prior to and partially subsequent to the termination date, such charges shall be prorated as between Landlord and Tenant, with Tenant responsible for the portion thereof (based upon a fraction the numerator of which is the number of days of service on such statement through the termination date and the denominator of which is the total number of days of service on such statement) through the termination date and Landlord shall be responsible for the balance. The party receiving any such statement which requires proration hereunder shall promptly pay such statement and the other party shall, within ten (10) days after receipt of a copy of such statement, remit to the party paying the statement any amount for which such other party is responsible hereunder.

(iii) Tenant shall remain responsible for any and all Impositions imposed against the Premises, the Personal Property with a lien date prior to the termination date (irrespective of the date of billing therefor) and for its pro rata share of any Impositions imposed in respect of the tax-fiscal period during which the Term terminates as provided in Section 4.1.6, and Tenant shall indemnify and hold Landlord harmless with respect to any claims for such Impositions or resulting from nonpayment thereof.

(iv) Tenant shall observe any covenant or agreement of Tenant in this Lease that is intended to or expressly provides that it shall survive the expiration or sooner termination of this Lease.

45.1.7 Governing Law. THIS LEASE WAS NEGOTIATED IN THE STATE IN WHICH THE PREMISES ARE LOCATED, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

45.1.8 Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES, AND THE LAW OF THE STATE IN WHICH THE PREMISES ARE LOCATED. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (B) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 44, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

45.1.9 Entire Agreement. This Lease, the Exhibits hereto and thereto and such other documents as are contemplated hereunder or thereunder, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this Lease.

45.1.10 Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

45.1.11 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall

constitute one and the same instrument. Executed counterparts of this Lease or any amendment hereto may be delivered by electronic or facsimile transmission.

45.1.12 Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

45.1.13 Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established.

45.1.14 Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease

45.1.15 Signage. Except for the signs identified on **Exhibit D**, Tenant shall not place or permit to be placed any signs, billboards or lettering on the exterior of the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Failure by Landlord to respond to Tenant's written request to Landlord for signage within thirty (30) calendar days of Landlord's receipt thereof shall constitute Landlord's approval of such request, but only if such request states in bold, all capital, 12 point font that a failure to respond within such thirty (30) day period shall be deemed approval. Tenant further agrees that any sign, billboard or lettering on the exterior of the Premises shall be in compliance with all applicable laws and regulations. If any such sign, billboard or lettering is approved and installed, Tenant shall pay any and all taxes relating thereto and all illumination costs thereof, if any, and obtain all necessary permits or approvals of any governmental authorities or agencies for such sign, at Tenant's sole cost and expense.

SECTION 46

46.1 Provisions Relating to Treatment of Lease. Landlord and Tenant hereby acknowledge and agree that this Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan, and that Landlord shall be entitled to all the benefits of ownership of the Premises, including depreciation for all federal, state and local tax purposes.

SECTION 47

47.1 Covenants with Respect to Operations and Fundamental Changes of Tenant. Tenant hereby represents, warrants and covenants as of the date hereof and until the expiration or earlier termination of this Lease, that Tenant:

47.1.1 to the full extent permitted by law, will not liquidate or dissolve (or suffer any liquidation or dissolution), or enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all the business or assets of, or any stock or other evidence of beneficial ownership of, any entity without the prior written consent of Landlord;

47.1.2 without limiting any other provision of this Lease, has obtained and will maintain all consents, licenses, permits, approvals or authorizations from governmental authorities or third parties that are necessary for the operation of such Premises for its Primary Intended Use, including all health care licenses and permits.

[Signature pages follow]

"TENANT"

[BERKS EYE PHYSICIANS & SURGEONS, LTD., a Pennsylvania professional corporation / RIDGEWOOD SURGERY ASSOCIATES, LLC, a Pennsylvania limited liability company]

______________________________ Witness	By: ______________________ Name: ______________________ Title: ______________________
______________________________ Witness	

IN WITNESS WHEREOF, the parties have caused this lease to be executed and attested by their respective officers thereunto duly authorized.

"LANDLORD"

WITNESSED:

__________________,
a Delaware limited liability company
By: ______________________
Name: ______________________
Title: ______________________

____
Witness

____
Witness

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT B

EXHIBIT C
LETTER OF CREDIT FORM

IRREVOCABLE STANDBY LETTER OF CREDIT

LETTER OF CREDIT NO.:______________________

DATE:__________, 20__

ISSUING BANK:______________________

ADDRESS: ______________________
____

FACSIMILE NO.:______________________

EXPIRATION DATE:______________________, 20__, AT OUR COUNTERS

AMOUNT:______________________ US DOLLARS ($______________)

BENEFICIARY:______________________

ADDRESS: ______________________
____

FACSIMILE NO.:______________________

WE HEREBY ESTABLISH IN YOUR FAVOR OUR IRREVOCABLE LETTER OF CREDIT NO.______________ IN THE AMOUNT OF ______________ US DOLLARS ($______________) FOR THE ACCOUNT OF [TENANT]. DRAW(S) UP TO THE MAXIMUM AGGREGATE AMOUNT AVAILABLE UNDER THIS LETTER OF CREDIT, ARE PAYABLE BY US WITHIN TWO BUSINESS DAYS AFTER OUR RECEIPT ON OR PRIOR TO OUR CLOSE OF BUSINESS ON THE EXPIRATION DATE, OF ONE OR MORE DRAW STATEMENTS PURPORTEDLY SIGNED BY YOUR AUTHORIZED OFFICER OR REPRESENTATIVE OR, IF THIS LETTER OF CREDIT IS TRANSFERRED, BY AN AUTHORIZED OFFICER OR REPRESENTATIVE OF ANY TRANSFEREE BENEFICIARY. EACH DRAW STATEMENT SHOULD BE ADDRESSED TO US, REFERENCE THIS LETTER OF CREDIT BY NUMBER, SPECIFY THE AMOUNT OF THE DRAW REQUEST, SET FORTH WIRE TRANSFER INSTRUCTIONS AND CONTAIN, IN SUBSTANCE, THE FOLLOWING STATEMENT (WITH THE AMOUNT OF THE DRAW REQUEST AND WIRE TRANSFER INSTRUCTIONS COMPLETED): "BENEFICIARY HEREBY DRAWS ON LETTER OF CREDIT NO.______________ IN THE AMOUNT OF $______________. FUNDS IN RESPECT OF THIS DRAW REQUEST SHOULD BE WIRE TRANSFERRED TO __________ BANK, ROUTING NO. _________, ACCOUNT NO. __________ FOR CREDIT TO THE ACCOUNT OF ______________________." NO FURTHER INFORMATION SHALL BE REQUIRED ON SUCH DEMAND.

THIS LETTER OF CREDIT SHALL INITIALLY EXPIRE ON ________________, 20___. SUCH EXPIRATION DATE SHALL BE AUTOMATICALLY EXTENDED WITHOUT NOTICE OR AMENDMENT FOR PERIODS OF ONE (1) YEAR, BUT IN NO EVENT LATER THAN ______________, 20___, UNLESS AT LEAST SIXTY (60) DAYS BEFORE ANY EXPIRATION DATE, WE NOTIFY YOU BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT YOUR ADDRESS ABOVE (OR ANY OTHER ADDRESS OF WHICH YOU PROVIDE US NOTICE AT OUR ADDRESS SET FORTH ABOVE), THAT THIS LETTER OF CREDIT IS NOT EXTENDED BEYOND THE CURRENT EXPIRATION DATE. UPON RECEIPT BY YOU OF SUCH NOTIFICATION, YOU MAY DRAW ON THIS LETTER OF CREDIT AS SET FORTH ABOVE, PROVIDED THAT THE AMOUNT OF YOUR DRAW SHALL NOT EXCEED THE TOTAL AMOUNT AVAILABLE FOR PAYMENT HEREUNDER.

DRAW REQUESTS NEED NOT BE PRESENTED AS ORIGINALS AND MAY BE SUBMITTED IN PERSON, BY COURIER, BY MAIL OR BY FACSIMILE TO OUR ADDRESS OR FACSIMILE NUMBER STATED ABOVE.

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES IN WHOLE BUT NOT IN PART UPON OUR RECEIPT OF A TRANSFER REQUEST IN THE FORM ATTACHED AS EXHIBIT A, SIGNED BY THE THEN CURRENT BENEFICIARY. THE CHARGE FOR EACH TRANSFER IS LIMITED TO $100.

THIS LETTER OF CREDIT IS GOVERNED BY THE INTERNATIONAL STANDBY PRACTICES 1998 (ICC PUBLICATION NO. 590), EXCEPT TO THE EXTENT THE SAME WOULD BE INCONSISTENT WITH THE EXPRESS PROVISIONS HEREOF. WE HEREBY WAIVE AND DISCLAIM RIGHTS OF SUBROGATION IN RESPECT OF ANY DRAW MADE BY YOU, WHETHER ARISING UNDER THE UNIFORM COMMERCIAL CODE OR OTHERWISE.

____
AUTHORIZED OFFICER

EXHIBIT A

Transfer Form

EXHIBIT D
APPPROVED SIGNAGE

LEASE GUARANTY

THIS GUARANTY OF LEASE is made this ____ day of ________, 20__, by **[RIDGEWOOD SURGERY ASSOCIATES, LLC, a Pennsylvania limited liability company / BERKS EYE PHYSICIANS & SURGEONS, LTD., a Pennsylvania professional corporation]** (the "Guarantor"), in favor of **[AFFILIATE OF GLOBAL MEDICAL REIT, INC.]**, a Delaware limited liability company (the "Landlord").

WITNESSETH:

WHEREAS, the Guarantor desires to induce Landlord to enter into a lease with ________ ________________________, a ______________ (the "Tenant"), with respect to certain premises, consisting of __________ feet located at ________________________ (the "Lease"), such Lease being of even date herewith; and

WHEREAS, the entering into of the Lease by Landlord and Tenant will be of direct pecuniary advantage to Guarantor;

NOW, THEREFORE, in consideration of One Dollar ($1.00) paid by Landlord to Guarantor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby covenants and agrees with the Landlord, as follows:

1. The Guarantor, as primary obligor, hereby (a) unconditionally guarantees the prompt, punctual and full payment of the rent and all other sums due under the Lease in accordance with the terms and tenor thereof as completely and effectually as if such guarantee had been made by Guarantor on the face of the Lease; (b) unconditionally guarantees the prompt, punctual and full performance by Tenant of any and all of the agreements, covenants, terms and conditions agreed to be performed by Tenant under the Lease; and (c) covenants and agrees that in the event of default in payments or any default in the performance of any of the terms, covenants or conditions thereof, the Guarantor will promptly make or cause such payment to be made or will perform or cause to be performed all such terms, covenants and conditions, irrespective of any invalidity therein, the unenforceability thereof or the insufficiency, invalidity or unenforceability of any security therefor.

2. The Guarantor does hereby further agree that Guarantor's liability hereunder as Guarantor shall not be prejudiced, impaired or affected by any of the following, whether with or without its knowledge or consent: (a) any renewal or extension of the time of payment of the rent or other sums due under the Lease or of the time for performance by any party obligated under the Lease; (b) by any forbearance or delay in enforcing the payment of the rent or other sums due under the Lease or enforcing the obligations of any party to the Lease; (c) by any modification, addition or alteration of the terms, tenor or provisions of the Lease or (d) by the release of any other collateral Landlord may hold for the obligations of Tenant.

3. This Guaranty is and shall be construed to be an irrevocable, absolute, unlimited and continuing guaranty of payment and performance, and the liability of Guarantor hereunder and Landlord's right to pursue Guarantor shall not be affected, delayed, limited, impaired or discharged, in whole or in part, by reason of an extension or discharge that may be granted to the Tenant by any court in proceedings under the Bankruptcy Code, or any

amendments thereof, or under any other state or other federal statutes. The Guarantor expressly waives the benefits of any extension or discharge granted to Tenant. This Guaranty shall survive notwithstanding the expiration or termination of the Lease with respect to any sums previously received from Tenant or from Guarantor that Landlord may be required to repay in such proceeding.

4. After the occurrence and during the continuance of an Event of Default under the Lease, the Landlord shall have the right to proceed against Guarantor, and Landlord shall not be required to take any action or proceedings of any kind against the Tenant or any other party liable for the Tenant's debts or obligations or to look to any other collateral Landlord may have for the obligations of Tenant under the Lease. Should Landlord desire to proceed against Guarantor and Tenant in the same action, Guarantor agrees that Guarantor may be joined in any such action against Tenant and that recovery may be had against Guarantor to the extent of Guarantor's liability in such action.

5. If Landlord calls upon Guarantor to honor, pay or perform all or part of any obligation of the Tenant, and Guarantor fails to honor such demand within ten (10) days after such demand, the debt or obligation owed the Landlord pursuant to this Guaranty shall bear interest at the Interest Rate set forth in the Lease. In case Guarantor fails or refuses to honor this Guaranty, the Landlord is hereby authorized to utilize such legal means as Landlord deems proper to enforce this Guaranty, through the efforts of its employees, agents, or attorneys, and Guarantor shall pay all costs of enforcement and collection, including but not limited to court costs, reasonable and documented attorneys' fees, depositions and expert witnesses.

6. If a corporation, partnership, limited liability company or other entity is executing this Guaranty, the Guarantor warrants that execution and delivery hereof and the assumption of liability hereunder have been in all respects authorized and approved by proper action on the part of the Guarantor, that the Guarantor has full authority and power to execute this Guaranty, that the Guarantor is duly formed and validly subsisting in the state of its formation and that the Guarantor is authorized to do business in the state in which the premises subject to the Lease are located.

7. The Guaranty shall be binding upon and inure to the benefit of the heirs, personal and legal representatives, successors and assigns of Guarantor and the Landlord. The Landlord shall have the right to assign and transfer this Guaranty to any assignee of the Lease as permitted by the terms of the Lease, and this Guaranty shall be deemed to run with the Lease. The Landlord's successors and assigns shall have the rights, elections, remedies, and privileges, discretions and powers granted hereunder to the Landlord and shall have the right to rely upon this Guaranty and to enter into and continue other and additional transactions with the Tenant in reliance hereon, in the same manner and with the same force and effect as if they were specifically named as the Landlord herein.

8. This Guaranty shall constitute a Pennsylvania contract, and be governed by the laws of the Commonwealth of Pennsylvania. The undersigned hereby voluntarily submits to the jurisdiction of any court in the Commonwealth of Pennsylvania having jurisdiction over the subject matter of this instrument.

9. Failure of the Landlord to insist in any one or more instances upon strict performance of any one or more of the provisions of this Guaranty or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

10. The Landlord shall have the right, without affecting Guarantor's obligations hereunder, and without demand or notice, to collect first from the Tenant, and to exercise its rights of setoff against any asset of the Tenant, and to otherwise pursue and collect from the Tenant any other indebtedness of the Tenant to the Landlord not covered by this Guaranty, and any sums received from the Tenant, whether by voluntary payment, offset, or collection efforts, may be applied by the Landlord as it sees fit, including the application of all such amounts to other debts not guaranteed by Guarantor. Subrogation rights or any other rights of any kind of Guarantor against the Tenant, if any, shall not become available until all indebtednesses and obligations of the Tenant to the Landlord are paid in full. This Guaranty shall survive the expiration or termination of the Lease to the extent the obligations of the Tenant thereunder likewise survive.

11. Landlord may proceed against any collateral securing the obligations of Tenant and against parties liable therefor in such order as it may elect, and Guarantor shall not be entitled to require Landlord to marshall assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

12. Landlord may, in its sole discretion and with or without consideration, release any collateral securing the obligations of Tenant or release any party liable therefor. The defenses of impairment of collateral and impairment of recourse and any requirement of diligence on Landlord's part in perfecting or enforcing any lien granted in the Lease or in collecting the obligations under the Lease are hereby waived.

13. Within ten (10) days after written request therefor by Landlord, or in the event of any sale, assignment or hypothecation of the property of which the premises leased by Tenant are a part, Guarantor agrees, at Landlord's sole cost and expense, to deliver in recordable form, an estoppel certificate to any proposed ground lessor, mortgagee or purchaser, or to Landlord, signed by Guarantor certifying that this Guaranty is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that there are no defenses or offsets thereto (or stating those claimed by Guarantor), and such other matters as may be requested. If Guarantor fails to deliver such certificate as required herein, Guarantor shall be deemed to have conclusively agreed to and be bound by all matters set forth in the certificate as submitted by the requesting party.

14. Guarantor hereby waives any requirement of presentment, protest, notice of dishonor, notice of default, demand, and all other actions or notices that may be required on Landlord's part in connection with the obligations guaranteed hereby.

15. GUARANTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO THIS GUARANTY.

16. In the event any portion of this Guaranty shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Guaranty, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Guaranty.

17. Landlord may release any one or more Guarantors at any time without notice to or consent by the remaining Guarantors and without affecting the continuing liability of the remaining Guarantors. Landlord shall not be required to pursue any remedy against any other person or party which shall have executed any agreement of guaranty with Landlord. Landlord may elect, in its sole and absolute discretion, to seek to recover from any one or more of such persons or parties and no such election shall constitute any defense or any other bar or limitation to the enforcement of Guarantors' obligations set forth herein.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first set forth above.

WITNESS:

____

GUARANTOR:

[RIDGEWOOD SURGERY ASSOCIATES, LLC, a Pennsylvania limited liability company / BERKS EYE PHYSICIANS & SURGEONS, LTD., a Pennsylvania professional corporation]

By:_______________________________

Name:_____________________________

Title:______________________________